Exhibit 4.1

NOTICE TO READER

This Notice accompanies, and should be read in conjunction with, the Annual Information Form of GLG Life Tech Corporation filed April 1, 2009 under SEDAR Project No. 01400712 which is being refiled to correct the date of the Annual Information Form to April 1, 2009.

GLG LIFE TECH CORPORATION

Suite 536 World Trade Centre
999 Canada Place
Vancouver, BC V6C 3E2

(as of May 1, 2009)
Suite 519 World Trade Centre
999 Canada Place
Vancouver, BC V6C 3E2

Telephone: 604 641 1368
Facsimile: 604 641 1214
Website: www.glglifetech.com

ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

APRIL 1, 2009

TABLE OF CONTENTS

PRELIMINARY NOTES	1
Currency and Exchange Rate	1
Date of Information	1
Forward-Looking Statements	2
GLOSSARY OF TERMS	2
CORPORATE STRUCTURE AND DEVELOPMENT OF THE BUSINESS	4
Name and Corporate History	4
Intercorporate Relationships	4
Development of the Business	6
INDUSTRY INFORMATION	9
The Natural and Healthy Trend in the United States	9
Market For Nutritive Sweeteners	10
Market For Non-Nutritive Sweeteners	10
Key Factors Driving the Non-Nutritive Sweetener and Dietary Supplement Markets	11
Drivers for Future Growth of Stevia Global Market	11
Production of Stevia	12
Market for Stevia	12
Regulatory Approval of Stevia	12
BUSINESS OF THE COMPANY	13
General	13
Stevia Manufacturing	13
Sale of Stevia and Stevia Products	16
Business Objectives and Strategies	18
Specialized Skill and Knowledge	18
Competitive Conditions	18
New Products	19
Sources, Pricing and Availability of Raw Materials	19
Intangible Properties	19
Seasonal or Cyclical Business	20
Economic Dependence	20
Financial and Operational Effects of Environmental Protection	20
Employees	20
Foreign Operations	20
RISK FACTORS	22
Risks Relating to GLG Life Tech Corporation and its Business	22
Industry Related Risks	25
Risks Relating to the Company’s Operations in China	26
DIVIDEND POLICY	29
DESCRIPTION OF SHARE CAPITAL	29
MARKET FOR SECURITIES	29
ESCROWED SECURITIES	30
DIRECTORS AND OFFICERS	30
Directors and Officers	31
Corporate Cease Trade Orders and Bankruptcies	33
Penalties and Sanctions	33
Individual Bankruptcies	33
Conflicts of Interest	33
CORPORATE GOVERNANCE	34
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	36
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	36
AUDITORS, REGISTRAR AND TRANSFER AGENT	36
INTEREST OF EXPERTS	37
MATERIAL CONTRACTS	37
ADDITIONAL INFORMATION	37
APPENDIX A	38

PRELIMINARY NOTES

Currency and Exchange Rate

Except where otherwise indicated, all references to currency in this Annual Information Form are to Canadian dollars.

The noon rate of exchange on March 30, 2009, as quoted by the Bank of Canada for the conversion of one China Yuan Renminbi (“RMB”) into Canadian dollars was Cdn$0.1842 (Cdn$0.1842 equals RMB 1)

The following tables set forth the high closing and low closing exchange rates for one RMB expressed in Canadian dollars for the years 2005 to 2008, the average of such exchange rates during such periods, and the exchange rate at the end of such periods based upon the noon rate quoted by the Bank of Canada.  Such rates are set forth as Canadian dollars per one RMB.

Year	High	Low	Average	End of Period
2008	.1893	.1361	.1536	.1795
2007	.1530	.1232	.1412	.1353
2006	.1493	.1369	.1422	.1493
2005	.1535	.1425	.1479	.1445

The noon rate of exchange on March 30, 2009, as quoted by the Bank of Canada for the conversion of one United States Dollar (“US$” or “US dollar”) into Canadian dollars was Cdn$1.2590 (Cdn$1.2590 equals US$1)

The following tables set forth the high closing and low closing exchange rates for one US dollar expressed in Canadian dollars for the years 2005 to 2008, the average of such exchange rates during such periods, and the exchange rate at the end of such periods based upon the noon rate quoted by the Bank of Canada.  Such rates are set forth as Canadian dollars per one US dollar.

Year	High	Low	Average	End of Period
2008	1.2969	0.9719	1.0660	1.2246
2007	1.1853	0.9170	1.0748	0.9881
2006	1.1726	1.0990	1.1341	1.1653
2005	1.2704	1.1507	1.2116	1.1659

Date of Information

All information in this Annual Information Form is as of April 1, 2009, unless otherwise indicated.

Important Information

This Annual Information Form includes, and expressly identifies market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by management on the basis of its knowledge of and experience in these markets.  Third party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information.  Although believed to be reliable, the Company has not independently verified any of the data from third party sources.  In addition the Company has not independently verified any of the industry data prepared by management of the Company.

Unless otherwise noted or unless the context otherwise indicates, “GLG Life Tech”, “GLG” or the “Company” refers to GLG Life Tech Corporation and its direct and indirect subsidiaries.

Forward-Looking Statements

Certain statements in this Annual Information Form and the information incorporated herein by reference constitute “forward-looking statements”.  Such forward-looking statements include, without limitation, statements evaluating the market, potential demand for stevia and general economic conditions and discussing future-oriented costs and expenditures.  Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes” or variations of such words and phrases or words and phrases that state or indicate that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.  While we have based these forward-looking statements on our current expectations about future events, the statements are not guarantees of our future performance and are subject to risks, uncertainties, assumptions and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Such factors include amongst others the effects of general economic conditions, changing foreign exchange rates and actions by government authorities, uncertainties associated with legal proceedings and negotiations, industry supply levels, competitive pricing pressures and misjudgments in the course of preparing forward-looking statements.  Specific reference is made to the risks described herein under the heading “Risk Factors” and to the MD&A incorporated by reference in this Annual Information Form for a discussion of these and other sources of factors underlying forward-looking statements.  In light of these factors, the forward-looking events discussed in this Annual Information Form might not occur.  Further, although the Company has attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  As there can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements, readers should not place undue reliance on forward-looking statements.

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Annual Information Form:

Term	Definition

AHTD	The Company’s wholly owned subsidiary Agricultural High Tech Developments Limited

Bengbu	The Company’s wholly owned subsidiary Anhui Bengbu HN Stevia High Tech Development Company Limited

Company	GLG Life Tech Corporation

FDA	United Stated Food and Drug Administration

GLG-Weider Sweet Naturals	The Company’s 55% owned subsidiary GLG Weider Sweet Naturals Corporation

GRAS or Generally Regarded as Safe

An FDA designation that a chemical or substance added to food is considered safe by experts, and is therefore exempted from the usual Federal Food, Drug, and Cosmetic Act food additive tolerance requirements

JECFA	Joint Expert Committee on Food Additives

MT or metric ton	1000 kilograms

mu	0.0666 Hectares

Term	Definition

RA	Rebaudioside A, a glycoside that is extracted from stevia leaves for the purpose of its sweet taste

Rebiana	An all natural, zero calorie sweetener made with 97% Rebaudioside A from the leaves of the stevia plant

Runde	The Company’s wholly owned subsidiary Qingdao Runde Biotechnology Co., Ltd.

Runhai	The Company’s wholly owned subsidiary Chuzhou Runhai Stevia High Tech Company Limited

Runyang	The Company’s wholly owned subsidiary Dongtai Runyang Stevia High Tech Company Limited

YHT	Shandong Yong He Tang Health Products Chain Stores Limited

CORPORATE STRUCTURE AND DEVELOPMENT OF THE BUSINESS

Name and Corporate History

The Company was incorporated on June 5, 1998 as Cheng Tai Panoramic Mirror Inc., under the Company Act (British Columbia).  On January 25, 1999, the Company amended its memorandum to increase its authorized capital to 100,000,000 common shares (“Common Shares”) without par value.  On March 1, 1999, the Company amended its articles to remove, in advance of the Company’s initial public offering of Common Shares, restrictions on the issuance of securities and on share transfers.  On June 18, 1999, the Company changed its name to Panoramic Mirrors Inc. and amended its memorandum accordingly.

On June 23, 2004, the Company filed a transition application to effect its transition under the Business Corporations Act (British Columbia) (the “BCA”) and on July 9, 2004, the Company filed a notice of alteration to reflect the removal of the pre-existing company provisions and the adoption of new articles.

On June 16, 2005, the Company’s authorized share structure was altered from 100,000,000 Common Shares to an unlimited number of Common Shares and the Company changed its name to GLG Life Tech Limited and amended its articles accordingly.

On March 14, 2007, the Company changed its name to GLG Life Tech Corporation and amended its notice of articles accordingly, and consolidated its issued share capital on the basis of three Common Shares of GLG Life Tech Limited for every one Common Share of GLG Life Tech Corporation (the “Share Consolidation”).

The Company’s registered and head office is located at Suite 536 World Trade Centre, 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E2.  As of May 1, 2009, the Company’s registered and head office will be located at Suite 519 World Trade Centre, 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E2

Intercorporate Relationships

The organization chart on the following page sets out GLG Life Tech’s subsidiaries, as of the date hereof:

GLG Life Tech Corporation
British Columbia Corporation
100% owned
100% owned
Dongtai Runyang Stevia High Tech Company Limited
"Runyang"
Jiangsu Province
China
Chuzhou Runhai Stevia High Tech Company Limited
"Runhai"
Anhui Province
China
100% owned
100% owned
Anhui Bengbu HN Stevia High Tech Development Company Limited
"Bengbu"
Anhui Province
China
Qingdao Runde Biotechnology Company Limited
"Runde"
Shandong Province
China
100% owned
Agricultural High Tech Developments Limited
"AHTD"
Incorporated in the Marshall Islands
55% owned
GLG-Weider Sweet Naturals Corporation
"Sweet Naturals"
Vancouver,
Canada

Qingdao Runde Biotechnology Company Limited (“Runde”) — Runde is a company incorporated in China and was acquired by GLG on December 18, 2006.  Its primary business is the processing of stevia leaf into different grades of stevia extract for sale to customers worldwide.  See “Development of the Business” and “Business of the Company — Manufacturing of Stevia”.

Anhui Bengbu HN Stevia High Tech Development Company Limited (“Bengbu”) — Bengbu was established in November 2007 as a seed base and for R&D operations for GLG in China.  The seed base that was acquired from Agricultural High Tech Developments, Ltd. (“AHTD”) in December 2007 is part of the Bengbu subsidiary.  Bengbu was incorporated in China and is a wholly-owned foreign enterprise under Chinese law.  See “Development of the Business” and “Business of the Company — Manufacturing of Stevia”.

Dongtai Runyang Stevia High Tech Company Limited (“Runyang”) — Runyang was established in November 2007 for the purpose of processing stevia leaf grown and harvested in the Dongtai region of China into stevia extract.  Its initial facilities were constructed during 2008 and their initial operations were announced in January 2009. Runyang can process 18,000 metric tons per year of stevia leaf at its processing facility pursuant to the investment agreement with the Dongtai People’s Government announced in August 2007.  Runyang was incorporated in China and is a wholly-owned foreign enterprise under Chinese law.  See “Development of the Business” and “Business of the Company — Sources, Pricing and Availability of Raw Materials”.

Chuzhou Runhai Stevia High Tech Company Limited (“Runhai”) — Runhai was established in September 2007 and for the purpose of processing stevia leaf grown and harvested in the Mingguang region of China into stevia extract.  Its initial facilities were constructed during 2008 and their initial operations were announced in January 2009. Runhai can process 18,000 metric tons per year of stevia leaf at its processing facility pursuant to the investment agreement with the Mingguang People’s Government announced in August 2007.  Runhai was incorporated in China and is a wholly-owned foreign enterprise under Chinese law.  See “Development of the Business” and “Business of the Company — Sources, Pricing and Availability of Raw Materials”.

GLG Weider Sweet Naturals Corporation (“GLG-Weider Sweet Naturals”) — GLG-Weider Sweet Naturals was established in September 2008 and is focused on the sales and distribution of high grade stevia extract to the global food and beverage industry.  GLG owns 55% of GLG-Weider Sweet Naturals and Weider Global Nutrition II LLC owns the remaining 45%.  GLG-Weider Sweet Naturals was incorporated under the laws of British Columbia. See “Development of the Business” and “Business of the Company — Sale of Stevia and Stevia Products”.

Agricultural High Tech Developments Limited (“AHTD”) — AHTD is a company incorporated in the Marshall Islands and was acquired by GLG on December 27, 2007.  AHTD is a seed base operation possessing high quality proprietary technology and patent-pending stevia seeds which are currently used by Bengbu.

Development of the Business

GLG’s business is focused on the manufacturing of stevia in highly refined form for sale in bulk and in products formulated by the Company for the global food and beverage industry.

Stevia Production and Development

On December 18, 2006 the Company acquired Qingdao Runde Biotechnology Co., Ltd. (“Runde”).  Runde was formed specifically for acquisition purposes; Runde was not an ongoing business at the time of its purchase and did not have an operating history.  The consideration payable by the Company was 16,666,666 Common Shares and a convertible promissory note in the amount of $880,000.  The promissory note has now been paid in full in cash, without any exercise of the equity conversion right.  At the time of the acquisition, Runde held net tangible assets of approximately $8,800,000.  Upon completion of the acquisition, the Company assigned its management team to Runde and operations commenced promptly thereafter.

On July 1, 2007, the Company entered into a letter agreement with Agricultural High Tech Developments Limited (“AHTD”) to purchase all of the issued and outstanding shares of AHTD, a seed base operation possessing high quality proprietary technology and patent-pending stevia seeds.  The acquisition of AHTD was closed on December 27, 2007.  A total of 12,500,000 Common Shares of the Company have been allotted to pay the purchase price for AHTD, of which 3,750,000 Common Shares were issued to AHTD upon the closing of the transaction.  A further 4,375,000 Common Shares were issued on December 27, 2008 upon AHTD providing seedlings for planting 30,000 mu of stevia yielding in excess of 5,000 metric tons of leaf.  The remaining 4,375,000 Common Shares may be issued upon AHTD providing seedlings for planting 60,000 mu of stevia yielding 8,000 metric tons of leaf in 2009.

On May 2, 2008, the Company announced the commencement of production on a new 500 metric ton secondary processing line located at its Runde subsidiary in Qingdao, China.  The new line recrystallizes intermediate stevia powder fed from primary processing lines at the plant into finished high grade stevia product.  The new line at Runde is expected to improve efficiency by not only freeing primary lines from this task but by providing a reduction in current processing time for this secondary phase. Energy efficiencies in the new machinery will also reduce costs. In addition, the new production line has passed an extensive quality and food safety audit and may be utilized immediately to meet existing customer orders.  The Company provided a further update on this facility on January 9, 2009 announcing that modifications to the line using proprietary technology have now made it capable of a direct output of 1000 MT of RA 80 or 500 MT of RA 97.

On January 6, 2009, the Company announced that it had commenced operations at its two new stevia processing facilities in the cities of Mingguang (Anhui Province) and Dongtai (Jiangsu Province), China, where the Company’s major stevia leaf growing areas are located.  The facilities, currently the two largest stevia leaf processing centres in the world, each have a capacity of 18,000 metric tones of throughput per year and increase the Company’s total raw leaf processing capacity from an existing 5,000 metric tons to 41,000 metric tons, an increase of 720%. The anticipated capacity of these lines was 20,000 metric tons (10,000 metric tons of capacity at each location) and the higher than planned capacity increases can be attributed to conservative planning assumptions and the successful large scale testing of new and innovative technology from the Company’s R&D team, which was not factored into the original capacity expectations.  The improvements also include significant reductions in both water usage and actual processing time.

Strategic Customer Arrangements

Effective January 1, 2007, the Company, through its subsidiary Runde, entered into a supply agreement (the “Original Cargill Agreement”) with Cargill Incorporated (“Cargill”), of Wayzata, Minnesota to provide high quality stevia extract to Cargill’s specifications. The Original Cargill Agreement was to automatically renew for further one year periods with the price and minimum purchase commitment to be agreed by the parties within 60 days of each subsequent one year term.

In connection with the Original Cargill Agreement, Cargill and Runde entered into a $7,000,000 export prepayment agreement which has since been repaid and GLG issued to Cargill certain share purchase warrants of which a total of 5,085,039 share purchase warrants were ultimately exercised by Cargill and its affiliates.

On May 1, 2008, the Company announced the signing of a strategic alliance and long-term renewable supply agreement (the “Strategic Alliance Agreement”) with Cargill. The Strategic Alliance Agreement replaced the Original Cargill Agreement as of October 1, 2008 and the parties made certain amendments to the Original Cargill Agreement to cover the bridge period (May 1, 2008 — October 1, 2008) until the Strategic Alliance Agreement was in full effect.

On July 17, 2008, the Company announced that GLG and Cargill had agreed to make certain revisions to the Strategic Alliance Agreement.  The principal terms of the amendments were agreed and effective as of July 17, 2008, and were reflected in definitive documentation signed on August 8, 2008.

The key terms of the Strategic Alliance Agreement, as amended, include:

•              Annual minimum purchase and supply quantities for both parties that define the minimum binding quantities over the term of the agreement for both Cargill and GLG. Cargill will have a rolling twelve month commitment. For the period October 1, 2008 to September 30, 2009, the twelve month commitment revenue to GLG is estimated at US$25 million. For each of years two and three, once volume and price have been agreed, Cargill be required to either take the committed volume or pay the agreed price.

•              GLG agreed to provide a minimum of 80% of Cargill’s stevia extract global requirements for the first five years.

•              GLG will be Cargill’s exclusive Chinese supplier of stevia extract for the term of the Strategic Alliance Agreement and will also be Cargill’s agent in China for any additional stevia extract sourcing opportunities that arise.

•              GLG will take the lead role in arranging working capital financing for GLG’s stevia leaf purchases each year beyond 2008 and Cargill may assist or participate but will not be required to do so.

•              Cargill has the right of first refusal to purchase up to 93% of GLG’s production of RA extract.

•              Cargill agreed to pay a restructuring fee of $2.5 million

•              New product opportunities from GLG will be offered to Cargill on a right of first refusal basis.

•              Cargill has the ability to terminate in certain circumstances, including during the first five years if Dr. Luke Zhang, the Chairman and Chief Executive Officer of GLG, is no longer employed by GLG.

•              Should Cargill wish to terminate the agreement early, it may do so on three years notice.

GLG also announced the entering into of a loan facility with Cargill in the amount of US$20 million for the supply of Rebaudioside A extract as part of the amendment to the Strategic Alliance Agreement.  As security for that financing, GLG has provided Cargill with a general security agreement securing all the assets of GLG, which includes provisions for accommodation of other leaf financing lenders as well as term lenders for capital expenditure and working capital purposes. The term of this financing is for fifteen months due October 15, 2009 at a floating rate based on LIBOR + 6%.

Regulatory Approval of Stevia

The Company’s strategic partner, Cargill, submitted an application to the United States Food and Drug Administration (the “FDA”) for GRAS approval of rebiana in May of 2008.  Rebiana is an all natural, zero calorie sweetener made with 97% Rebaudioside A from the leaves of the stevia plant.  On December 17, 2008, the FDA confirmed that it had no objection to the conclusion of an independent expert panel which reviewed research of rebiana and concluded that it is generally recognized as safe for use (GRAS) as a general purpose sweetener, including for use in food and beverages. This will allow the use of rebiana as a food and beverage ingredient in the United States. See “Industry Information — Regulatory Approval of Stevia”.

In December, 2008, GLG declared self-affirmation of GRAS status (generally recognized as safe) for its 97% pure Rebaudioside A material which is sold under the trade name RebpureTM and is also known generically as rebiana.  The results of an intensive characterization study of this material showed it to meet the standards and purity of rebiana and to have the same molecular structure of rebiana which received a letter of “no objection” from the United States Food and Drug Administration on December 17, 2008.  The RebpureTM GRAS review, which began in 2008, included an extensive review of current research including toxicological data demonstrating the safety of the product.  GLG has continued to gather the necessary documentation and prepare the notification which is expected to be presented to the FDA in the second quarter.

Other Financings

On June 22, 2007 the Company issued $6,000,000 principal amount of 12% convertible debentures and 1,200,000 share purchase warrants by way of a private placement for gross proceeds of $6 million.  The debentures were due on June 30, 2008 and were converted into common shares with the first third of the principle convertible at the price of $2.80 per Common Share, the second third at the price of $3.05 per Common Share and the final third at the price of $3.30 per Common Share.  The warrants expire June 22, 2009 and are exercisable for one Common Share at a price of $3.05 for the first 600,000 warrants and $3.30 for the second 600,000 warrants.

On December 11, 2007, the Company completed the private placement of 11,500,000 units (the “Units”) of the Company at a price of $3.00 per Unit, for gross proceeds of $34,500,000.  Each Unit consisted of one Common Share in the capital of the Company and one-half of one common share purchase warrant.  Each whole warrant entitled the holder to purchase one Common Share of the Company at an exercise price of $4.50 per Common Share until June 11, 2009.

On the completion of this private placement, the Company’s Common Shares became listed on the Toronto Stock Exchange (“TSX”) under the symbol “GLG”.  Concurrently with the listing on the TSX, the Company delisted from the CNQ.

GLG Weider Venture

On September 9, 2008, the Company announced that it has signed a definitive agreement to establish a business with Weider Global Nutrition (“WGN”) of Salt Lake City, Utah, targeting the sale of GLG’s stevia extract products to food and beverage companies as well as dietary supplements and tabletop products containing various GLG stevia products.  The Company and WGN established GLG Weider Sweet Naturals Corp. (“GLG-Weider Sweet Naturals”) and the key product offerings of the venture will be high quality stevia extract including Rebpure, an industrial powder with 97% pure Rebaudioside A.  According to the agreement with Weider, GLG will own a controlling interest of 55 percent of GLG-Weider Sweet Naturals and WGN 45 percent, with GLG holding three positions on the board and WGN two. Dr. Luke Zhang is the Chairman of GLG-Weider Sweet Naturals.  See “Business of the Company — Sale of Stevia and Stevia Products”.

This company will utilize the 70+ years of global business experience, the network of the Weider group in the health and nutrition industry as well as the solid manufacturing capabilities of GLG in the stevia industry to form a capable sales team that will be able to deliver innovative high quality stevia products on a global basis. This new division is currently reported as part of the stevia business segment for financial reporting purposes.

GLG’s rebsweet industrial powder is also going to be used in dietary supplement products marketed by this venture. The initial sale of GLG’s rebsweet formulated and granulated product was sold to Weider Canada for use in their current distribution of their Stevia Sweet product using GLG’s rebsweet formula. Stevia Sweet in Canada is currently found in Wal-Mart, Safeway and Sobeys West.  GLG-Weider Sweet Naturals, in addition to developing its own products will also have existing Weider Global Nutrition (unique and proprietary) products that will utilize GLG’s rebsweet and rebpure stevia.  Some of these products that will soon be upgraded to GLG’s rebsweet and rebpure products are the existing Sweete brands as well as the Advanced Fruits and the various Quick2Sip Weider products. These consumer products will continue to expand their sales on a global basis through Weider’s global network of mainstream multi-national distributors and retailers.

Exit of business relating to distribution of health products through YHT

The Company was previously engaged in the distribution of stevia and other nutritional health products produced or sourced by or on behalf of the Company through more than 1,400 YHT locations.  However, on September 8, 2008, the Company negotiated and signed a Heads of Agreement with YHT to restructure its existing business relationship from direct operational involvement in YHT’s business to a relationship of passive investor in YHT.  The course of action was seen by management as the best strategy to create value for its shareholders and to maintain focus on furthering the stevia business opportunity.  The Heads of Agreement would result in the Company converting all amounts it is owed under the existing YHT arrangements into a passive equity investment in YHT.  The Company expects that definitive documentation relating to these changes will be executed by YHT and the Company during the Company’s 2009 fiscal year.

Significant Acquisitions

The Company has not completed any significant acquisitions during the fiscal year ended December 31, 2008.

INDUSTRY INFORMATION

The Natural and Healthy Trend in the United States

The growth of the natural and healthy food industry is being propelled by several macro trends, which include attention to health and the benefits of good diet, medical epidemics such as obesity and a recent emphasis on preventative health care.  In the United States, healthy and natural foods continue to grow in popularity, suggesting a change from the mass-produced and highly processed foods that historically comprised a typical American diet.

More recently, natural products, such as those based on herbs, beverages sourced from fungi, organic foods and products based on homeopathy have all gained significant popularity in the United States.

Market For Nutritive Sweeteners

Sugar

Sugar is a traditional nutritive sweetener.  Sugar is generally considered a necessity and governments in most countries subsidize the farming of sugar cane or sugar beet and the related refinery costs.  In Europe and the U.S. subsidies for producing either sugar cane or sugar beet typically range from 70% to 80%.  This amounts to approximately US$3 billion annually in the United States alone.  As sugar subsidies in many countries are being reconsidered, stevia could present a major alternative to sugar if the production and quality of stevia leaves can be ensured.

Market For Non-Nutritive Sweeteners

Whereas nutritive sweeteners provide a sweet taste and a source of energy, non-nutritive sweeteners are sweet but provide no energy.  Recent studies report that nutritive sweeteners have caused an increase in chronic diseases (e.g. obesity, cardiovascular disease, diabetes, dental cavities and behavioral disorders) and, as a result, many consumers want the taste of sweetness but without the aforementioned consequences.  The food industry has responded to this demand by producing a number of energy-reduced or non-nutritive sweeteners.

The market value for the global artificial sweetener market is estimated at $US5.7 billion for 2008.  The breakdown by geographic market is estimated as 39% in the United States, 23% in Europe, 21% in Asia Pacific, 13% in Latin America and 4% for the rest of the World.  According to a July 2007 report entitled “Artificial Sweeteners — A Global Strategic Business Report” by Global Industry Analysts Inc., Aspartame holds 56% market share of the US artificial sweetener market with Sucralose estimated at 23%, acesulfame potassium estimated at 20% and saccharin estimated to hold 1% share in the US.  However, this study also indicated that consumers are concerned about the side-effects of artificial sweeteners and the Company sees this as a competitive advantage for a natural product such as stevia.

Some non-nutritive sweeteners available on the market today are discussed below.

Saccharin

Sweet N’ Low is an example of a saccharin based sweetener which has received GRAS status by the FDA.  Saccharin has been used by the food industry for many decades.  Since it leaves a bitter aftertaste, the makers of saccharin began combining saccharin with cyclamate.  In the 1980’s it was proven that saccharin combined with cyclamate caused cancer in lab rats, and the use of cyclamate in saccharin was banned.  For the last 20 years, saccharin has often been subject to questions as to whether it is carcinogenic to human beings.  Though saccharin is still widely used, it carries a label that warns consumers of its potential risks.

Aspartame

Aspartame is another well-known non-nutritive sweetener, sold under trade names such as Equal and NutriSweet.  Aspartame is widely used in diet beverages.  It is made of the same basic elements as saccharin but its main ingredient differs from manufacturer to manufacturer.  In 1981, the FDA approved aspartame as a sweetener for a number of uses (e.g. tabletop sweetener, cold breakfast cereal, gelatines and puddings, chewing gum and carbonated beverages).  In the 10 years following, demand for aspartame in the United States doubled and its use continues to be widespread.  Although soft drinks account for more than 70% of aspartame consumption, this sweetener is also added to a number of foods, personal care products and pharmaceuticals.  Aspartame is available in liquid, granular, encapsulated and powder forms.  The encapsulated form has made aspartame more heat resistant which makes it ideal for some bakery products.  However, aspartame has come under fire in recent years as it has been linked to brain tumors and other serious health disorders.

Sucralose

First discovered in 1976, sucralose is most recognized under its trade name Splenda.  In 1998, the FDA approved the use of sucralose in a number of food and beverages as a food additive and later as a general purpose sweetener.  Sucralose is made by chemically altering the sugar molecule, substituting three chlorine atoms for three hydrogen-oxygen groups.  Often mixed with dextrose, sucralose is generally stable under heat.  The sweetener has proven popular among consumers, taking significant market share from competitors such as Equal.  However, concerns have been raised among consumers over its chemical composition, as chlorinated molecules are used as the base of many pesticides.

Stevia

Stevia is a plant indigenous to the rain forests of Paraguay and Brazil and has been used as a sweetener for over 600 years.  In recent years, it has been grown commercially in Brazil, Paraguay, Uruguay, Central America, the United States, Israel, Thailand and China.  Its leaves contain several compounds called glycosides, which taste sweet but do not contain calories.  The two major glycosides in stevia are Stevioside and Rebaudioside A.  The glycosides in the stevia leaf are 30 times sweeter than sugar and refined stevia extracts are 200-300 times sweeter than sugar.

Natural and non-caloric, stevia extract also has a zero glycemic index, meaning it does not adversely affect blood sugar levels and retard insulin release.  These properties make it an alternative sweetener suitable for diabetics.

On December 17, 2008, the FDA confirmed that it had no objection to the conclusion of independent expert panels which reviewed rebiana, a product produced by the Company’s strategic partner Cargill, and rebaudioside A (Reb A) at the purity level produced by Whole Earth Sweetener Company, in each case concluding that the product was generally recognized as safe for use (GRAS) as a general purpose sweetener, including for use in food and beverages. This will allow the use of rebiana and Reb A as food and beverage ingredients in the United States.  See “— Regulatory Approval of Stevia”.

The major market that has opened up for high purity stevia products is the United States.  There were several important product launches in the United States during 2008 and the first quarter of 2009.  GLG’s alliance partner Cargill successfully launched a tabletop sweetener (TRUVIA™) in July 2008 using rebiana. The Coca-Cola Company has launched Sprite Green, Odwalla juices and Vitaminwater using rebiana late in the fourth quarter of 2008 and during the first quarter of 2009.  PepsiCo has also launched a series of beverages sweetened with high purity Rebaudioside A.  These product launches are encouraging as they were made within weeks of letters of no objection being received by the FDA on December 17, 2008.

Key Factors Driving the Non-Nutritive Sweetener and Dietary Supplement Markets

At the turn of the century, a significant portion of the world’s population suffers from obesity.  Approximately 500 million people suffer from obesity and 1 billion are considered overweight.  According to the US National Center for Health, obesity rates in the United States alone have risen to over 50% of the population and obesity prevalence among children has quadrupled over the last 30 years.  In China, numbers are also rising and more than 70 million people are now obese, accounting for 5.4% of China’s total population.  The Company expects that the issue of obesity will create a growing demand for sugar-free products.

Studies found that a number of diseases are closely associated with obesity, including certain types of cancer, diabetes, coronary artery disease, stroke, hypertension, cardiomyopathy, non-alcoholic steatohepatitis, osteoarthritis, reproductive problems, sleep apnea, and gallbladder disease.  In the United States there are approximately 15 million adults that are diabetic.  Among them, 90 to 95% are U.S. diabetes mellitus type II, the type associated with obesity.  As a result, the demand for non-nutritive sweeteners and dietary supplements has grown in recent years.  Changes in food consumption patterns which lean toward healthier and more balanced eating habits have also contributed to the growth in demand for dietary supplements and natural non-nutritive sweeteners.

Drivers for Future Growth of Stevia Global Market

The following factors are expected to facilitate the growth of the stevia market over the next few years.

1.             FDA approval — On December 17, 2008, the FDA confirmed that it had no objection to the conclusion of independent expert panels which reviewed rebiana, a product produced by the Company’s strategic partner Cargill, and rebaudioside A (Reb A) at the purity level produced by Whole Earth Sweetener Company, in each case concluding that the product was generally recognized as safe for use (GRAS) as a general purpose sweetener, including for use in food and beverages. This will allow the use of rebiana and Reb A as food and beverage ingredients in the United States. See “— Regulatory Approval of Stevia”.

2.             Sugar in most countries is a subsidized commodity.  In Europe and the U.S. subsidies for producing either sugar cane or sugar beet typically range from 70% to 80%.  This amounts to approximately US$3 billion annually in the U.S. alone.  As sugar subsidies in many countries are being reconsidered, stevia could present a major alternative to sugar if the production and quality of stevia leaves can be ensured.

3.             Global trend towards healthy living, the reduction of sugar consumption by consumers worldwide, an increase in the number of diabetics and persons with juvenile diabetes and the adverse medical effects found in Aspartame and Saccharin.

Production of Stevia

The Company estimates that China accounts for approximately 80% of the worldwide production of stevia leaves and preliminary grade extract.  Within China, there are approximately ten to twelve companies with stevia refining and extraction capabilities.  Low quality grade extract is considered a basic feedstock or crude extract with a bitter aftertaste.  Higher levels of RA decrease this bitter aftertaste which is caused by the presence of impurities.

Outside of China, there are a small number of additional stevia refiners in countries such as Japan, Korea and Malaysia who are capable of producing pleasant tasting stevia products utilizing higher grades of stevia extract.

Market for Stevia

Stevia consumption has increased since Japan began importing stevia in 1970.  Stevia now accounts for a significant share of the total sweetener market in Japan, and has been used by millions of Japanese for over 30 years.  Japan consumes over 1,000 metric tons of stevia extract every year.  Major multinational food companies use stevia extract to sweeten their products for sale in Japan and certain other countries where it has been approved.  Several other countries including China, Korea, Brazil and other South American nations are also using stevia.

The Company expects the demand for stevia to increase due to the recent GRAS designation of rebiana and Reb A in the United States which will permit the use of these stevia products as general purpose sweeteners in the United States, including for use in food and beverages. See “— Regulatory Approval of Stevia”.

Regulatory Approval of Stevia

2008 was an important year for stevia in the United States.  In May of 2008, Cargill published studies in the peer-reviewed scientific journal Food and Chemical Toxicology that established the safety of rebiana, an all natural, zero calorie sweetener made with 97% Rebaudioside A from the leaves of the stevia plant.  On May 15, 2008 Cargill submitted an application to the FDA for GRAS approval of rebiana. These studies were submitted to the FDA among a host of other scientific data that included years of in-depth study and clinical trials that supported the use of rebiana as a safe and healthy food ingredient.  On December 17, 2008, the FDA confirmed that it had no objection to the conclusion of an independent expert panel which reviewed research on rebiana and concluded that it is generally recognized as safe (GRAS) for use as a general purpose sweetener, including for use in food and beverages.

In May 2008, the Whole Earth Sweetener Company submitted a notification and supporting scientific data to the FDA demonstrating that its stevia product, Reb A, is generally recognized as safe for use in beverages, foods and tabletop sweeteners.  Whole Earth Sweetener Company assembled a panel of internationally recognized experts to review all available safety information on Reb A. The panel confirmed that Reb A is safe to use as a tabletop sweetener and as an ingredient in beverages and foods. In preparing its notification to the FDA, Whole Earth Sweetener Company followed procedures that require the same quantity and quality of scientific evidence as is required to obtain approval of a substance as a food additive.  On December 17, 2008, the FDA confirmed that it had no objection to the conclusion of an independent expert panel which reviewed research on Reb A and concluded that it is generally recognized as safe (GRAS) for use as a general purpose sweetener, including for use in food and beverages.

In June of 2008 the Joint Expert Committee on Food Additives (the “JECFA”), administered jointly by the World Health Organization and the Food and Agricultural Organization of the United Nations, raised the acceptable daily intake level for stevia. After over a decade of study, JECFA published approval of stevia stating that “95 percent steviol glycosides are safe for human use in the range of four milligrams per kilogram of body weight per day”. This doubled the average daily intake level previously set by JECFA from earlier studies. These findings added to the previous releases of the JECFA in 2006 which established that “stevioside and rebaudioside A are not genotoxic in vitro or in vivo”.

In July of 2008, the Australian and New Zealand food and safety regulatory body FSANZ also approved stevia for use in food and beverages as an ingredient. The approval was based on research and data published by JECFA as well as 10-year studies conducted by the Plant Science Group at Central Queensland University and Australian Stevia Mills. The petition and subsequent approval of stevia are part of a movement towards the development of healthier products in the food and beverage industry which are driven by both consumer and regulatory demand.

In addition to governments in Australia and New Zealand, announcements have been made for the allowance of stevia to be sold in Switzerland.  Europe has traditionally been the strictest regulatory community for stevia but interest from industry players in the European region remains strong as the developments and studies published by JECFA are followed.

BUSINESS OF THE COMPANY

General

The Company’s business is primarily focused on the production of high quality stevia extract for sale in bulk and in products formulated by the Company for the global food and beverage industry.

The Company has also been engaged in the distribution of stevia and other nutritional health products produced or sourced by or on behalf of the Company through more than 1,400 YHT locations.  However, on September 8, 2008, the Company negotiated and signed a Heads of Agreement with YHT to restructure its existing business relationship from direct operational involvement in YHT’s business to a relationship of passive investor in YHT. The course of action was seen by management as the best strategy to create value for its shareholders and to maintain focus on furthering the stevia business opportunity.  The Company will convert all amounts it is owed under the existing YHT arrangements into a passive equity investment in YHT.  The Company expects that definitive documentation relating to these changes will be executed by YHT and the Company during the Company’s 2009 fiscal year.

Stevia Manufacturing

GLG specializes in research and development of stevia seeds and seedlings, stevia growing, stevia refining, and the production of high grade stevia.  Stevia is extracted and processed from the herbal plant stevia rebaudiana; a leafy plant and a natural sweetener that has been grown for several hundred years, primarily in South America.  It was used by early European settlers to sweeten tea and during the past three decades has been commercially produced and sold throughout many countries around the world.  For nearly 30 years, Japan and Korea have been the primary consumers of stevia with colas, candies, and even toothpaste utilizing the natural substance in product formulas.

There are many components that may be extracted from stevia but Rebaudioside A (“RA”) is the preferred glycoside that is extracted because of its sweet taste.  Stevia is most commonly identified by the RA rating method which measures the level of Rebaudioside A reached once the leaves are refined.  A higher RA rating means the extract is more pure and thus tastes sweeter than a lower RA rating.  The lower grades of stevia (RA 24 and RA 40) have a noticeable aftertaste.  Other components such as Rebaudioside C offer a bitter taste and are generally removed as an impurity.  Many current stevia manufacturers in China are only able to produce grades up to RA 60.  However, during the past several years, GLG’s management has developed proprietary technology to separate and purify RA from stevia and GLG’s facilities use proprietary technology that have the capability to produce large amounts of pure, single component products in excess of RA 97.

The Company’s vertically integrated business model manages the production of stevia from development of high quality seedlings, through to cultivation through to the production of high grade stevia.

The Company follows good manufacture processes and has extensively employed practices that stress food safety through the design of its facilities through to the manufacturing processes and procedures that it follows on a daily basis.  Furthermore, the Company undergoes regular third party audits and reviews to confirm its policies, practices and facilities are meeting required standards.

The Company’s stevia production generally follows the following process:

1.             the leaves are dried, crushed and extracted with water, followed by precipitation and filtration of the extract;

2.             the resin is washed with methanol or ethanol to release the glycosides;

3.             the glycosides are then concentrated by with an adsorption resin, followed by drying to yield a stevia primary extract (approximately 60 per cent pure Rebaudioside A pure extract);

4.             the primary extract is dissolved in a water-ethanol solvent mixture and further processed by filtration, crystallization, and centrifugation steps; and

5.             the resulting preparation of crystals is rinsed with ethanol and vacuum-dried to yield the final rebaudioside A product.

Primary extraction (step 4) is performed currently at all three of GLG’s facilities (Runde, Runyang and Runhai) while secondary extraction (step 5) is currently undertaken only at the Runde facility.

Agriculture

The Company, through its Bengbu subsidiary, owns a seed base operation possessing high quality proprietary technology and patent-pending seeds.  The work of Bengbu provides the Company with the following benefits:

(a)           research and development of high RA producing stevia seeds and seedlings;

(b)           capacity to breed high RA producing stevia plants;

(c)           commercial plants development;

(d)           commercial plot testing;

(e)           propagation of high RA producing plants;

(f)            exclusive growth of high RA producing plants; and

(g)           harvest of high RA producing leaf.

Through its seed base operation, the Company will control and continue the development of breeding programs designed to produce improved strains of stevia that will result in higher leaf yield of RA content.  These seeds will become the seedlings that GLG will use in its exclusive growing areas of Mingguang and Dongtai.

The Company has introduced a new stevia leaf strain, Huinong 1, to be used in the Company’s 2009 stevia crop. The new strain is a unique and highly durable breed possessing high levels of Rebaudioside A.  The Company anticipates increased cost efficiencies through the use of the naturally propagated new strain by significantly increasing RA yield per ton of raw leaf.

GLG has also developed six new high yielding RA stevia seed strains whose RA content has been verified by an independent laboratory to reach an average in excess of 70%.  These new seed strains were developed at Bengbu’s facilities. Management believes that an important result of this research is the ability to directly plant seeds in the fields thus reducing the labour and time that was previously required to propagate and plant seedlings through winter greenhouses.  GLG expects that the value of these high RA content seeds as well as the innovation in the Company’s agricultural processes will provide a competitive advantage as it continually improves product quality and cost efficiencies.

Growing Areas and Primary Extraction Facilities

The Company’s subsidiaries have special sourcing agreements in place in the Mingguang and Dongtai regions of China pursuant to which these governments will allow the Company to purchase stevia leaf that is being grown exclusively for GLG.

The agricultural regions around Mingguang is one of the largest stevia growing areas in China and provides farmers a ready outlet for products which previously had to be shipped to processing facilities more than 500 kilometres away.

Pursuant to an investment agreement with the Mingguang People’s Government, the Company has the exclusive right to the stevia grown within the Mingguang agricultural region, as well as the exclusive right to build stevia processing facilities for the next ten years, subject to GLG meeting certain obligations related to establishing its stevia business in Mingguang.  To date GLG has:

(a)           established a 100% wholly owned foreign entity, Chuzhou Runhai Stevia High Tech Company, Ltd. (“Runhai”) as its operating subsidiary in this region;

(b)           received a business license for Runhai for 50 years allowing it to set-up stevia processing facilities to process the stevia leaf exclusively grown for GLG in the Mingguang region of China;

(c)           received all significant licenses and certificates to establish its business (foreign exchange account authorization, tax certificate, organization certificate and a certificate of Approval for Establishment of Enterprises with Foreign Investment in the People’s Republic of China);

(d)           prepaid RMB 3,622,940 for the 50-year lease of 88.13 mu of land granted to Runhai.  The land use license will be provided to Runhai once a portion of the capital build is completed in 2008 as per Government practice in China; and

(e)           Constructed an 18,000 metric ton raw stevia leaf processing facility which commenced operations in January 2009.

See “— Sources, Pricing and Availability of Raw Materials”.

The agricultural region around Dongtai is the largest stevia growing area in China and provides farmers a ready outlet for products which previously had to be shipped to processing facilities more than 500 kilometres away.

Pursuant to an investment agreement with the Dongtai People’s Government, the Company has the exclusive right to the stevia grown within the Dongtai agricultural region, as well as the exclusive right to build stevia processing facilities for the next ten years, subject to GLG meeting certain obligations related to establishing its stevia business in Dongtai.  To date GLG has:

(a)           established a 100% wholly owned foreign entity, Dongtai Runyang Stevia High Tech Company, Ltd. (“Runyang”) as its operating subsidiary in this region;

(b)           received a business license for Runyang for 50 years allowing it to set up stevia processing facilities to process the stevia leaf exclusively grown for GLG in the Dongtai region of China;

(c)           received all significant licenses and certificates to establish its business (foreign exchange account authorization, tax certificate, organization certificate and a certificate of Approval for Establishment of Enterprises with Foreign Investment in the People’s Republic of China.);

(d)           prepaid RMB 4,159,860 for the 50-year lease of 270 mu of land granted to Runyang.  The land use license will be provided to Runyang once a portion of the capital build is completed in 2008 as per Government practice in China; and

(e)           constructed an 18,000 metric ton raw stevia leaf processing facility which commenced operations in January 2009.

See “— Sources, Pricing and Availability of Raw Materials”.

In April 2008, GLG signed a 20-year agreement with the government of Juancheng County in the western Shandong Province of China, which gave it exclusive rights to build and operate a stevia processing factory as well as the exclusive right to purchase high quality stevia leaf grown in that region. The Juancheng County government will also organize, and the Company will contract with, the farmers in the region to grow high quality stevia leaf exclusively for sale to GLG for the same 20-year period. GLG has agreed to provide sufficient high quality seedlings to enable farmers to expand their fields to 50,000 mu (approximately 8,300 acres) in 2009.

The agreement calls for the growth of 20,000 mu (approximately 3,300 acres) in 2008; 50,000 mu (approximately 8,300 acres) in 2009; 100,000 mu (approximately 16,600 acres) in 2010; 200,000 mu (approximately 33,300 acres) in 2011 and 300,000 mu (approximately 50,000 acres) in 2012. Pursuant to this agreement, the Company’s exclusive stevia growing areas will increase by approximately 30% in 2009.

The agreement requires the Company to make a total investment in the Juancheng region of $US 60 million over the course of the 20 year agreement to retain its exclusive rights.  See “— Sources, Pricing and Availability of Raw Materials”.

Secondary Extraction and Refining of Stevia

The Company, through its wholly owned subsidiary Runde, owns a state of the art manufacturing facility and certain proprietary technology for producing high quality stevia extract. Runde has current production capacity of 1,000 metric tons of high grade stevia (RA 80% purity) or 500 metric tons of rebiana (RA 97% purity).  Runde also has an additional 5,000 metric ton raw leaf processing capacity through other production lines at its Qingdao facility.

Runde currently leases the land on which its manufacturing plant is situated under a five year renewable arm’s length lease agreement with Qingdao Skyland Biotechnology Co., Limited, but has an agreement to purchase the land once Runde feels that it would be financially advantageous to do so. The land is located in Qingdao City, Shandong Province, China.  The annual lease payment is RMB 500,000.

Sale of Stevia and Stevia Products

The Company is engaged in the sale of stevia extract to the global food and beverage industry.

On May 1, 2008, the Company announced the signing of a strategic alliance and long-term renewable supply agreement (the “Strategic Alliance Agreement”) with Cargill. The Strategic Alliance Agreement replaced the Original Cargill Agreement signed by the parties in 2007 and on July 17, 2008 the Company announced that it and Cargill had agreed to make certain revisions to the Strategic Alliance Agreement.  The principal terms of the amendments were agreed and effective as of July 17, 2008, and were reflected in definitive documentation signed on August 8, 2008.

The key terms of the Strategic Alliance Agreement, as amended, include:

•                                          Annual minimum purchase and supply quantities for both parties that define the minimum binding quantities over the term of the agreement for both Cargill and GLG. Cargill will have a rolling twelve month commitment. For the period October 1, 2008 to September 30, 2009, the twelve month commitment revenue to GLG is estimated at US$25 million. For each of years two and three, once volume and price have been agreed, Cargill be required to either take the committed volume or pay the agreed price.

•                                          GLG agreed to provide a minimum of 80% of Cargill’s stevia extract global requirements for the first five years.

•                                          GLG will be Cargill’s exclusive Chinese supplier of stevia extract for the term of the Strategic Alliance Agreement and will also be Cargill’s agent in China for any additional stevia extract sourcing opportunities that arise.

•                                          GLG will take the lead role in arranging working capital financing for GLG’s stevia leaf purchases each year beyond 2008 and Cargill may assist or participate but will not be required to do so.

•                                          Cargill has the right of first refusal to purchase up to 93% of GLG’s production of RA extract.

•                                          Cargill agreed to pay a restructuring fee of $2.5 million

•                                          New product opportunities from GLG will be offered to Cargill on a right of first refusal basis.

•                                          Cargill has the ability to terminate in certain circumstances, including during the first five years if Dr. Luke Zhang, the Chairman and Chief Executive Officer of GLG, is no longer employed by GLG.

•                                          Should Cargill wish to terminate the agreement early, it may do so on three years notice.

In addition, GLG and Cargill have entered into a loan facility in the amount of US$20 million for the supply of Rebaudioside A extract as part of the amendment to the Strategic Alliance Agreement.  As security for that financing, GLG has provided Cargill with a general security agreement securing all the assets of GLG, which includes provisions for accommodation of other leaf financing lenders as well as term lenders for capital expenditure and working capital purposes. The term of this financing is for fifteen months due October 15, 2009 at a floating rate based on LIBOR + 6%.

The Company also plans to develop and sell specialized branded stevia products through retail, wholesale and e-commerce sites through its venture with Weider Global Nutrition II LLC.  It is the intention of the GLG-Weider Sweet Naturals venture to primarily focus on the sales of wholesale stevia extract products.

This company will utilize the 70+ years of global business experience, the network of the Weider group in the health and nutrition industry as well as the solid manufacturing capabilities of GLG in the stevia industry to form a capable sales team that will be able to deliver innovative high quality stevia products on a global basis. This new division is currently reported as part of the stevia business segment for financial reporting purposes.

GLG’s rebsweet industrial powder is also going to be used in dietary supplement products marketed by this venture. The initial sale of GLG’s rebsweet formulated and granulated product was sold to Weider Canada for use in their current distribution of their Stevia Sweet product using GLG’s rebsweet formula. Stevia Sweet in Canada is currently found in Wal-Mart, Safeway and Sobeys West.  GLG-Weider Sweet Naturals, in addition to developing its own products will also have existing Weider Global Nutrition (unique and proprietary) products that will utilize GLG’s rebsweet and rebpure stevia. Some of these products that will soon be upgraded to GLG’s rebsweet and rebpure products are the existing Sweete brands as well as the Advanced Fruits and the various Quick2Sip Weider products. These consumer products will continue to expand their sales on a global basis through Weider’s global network of mainstream multi-national distributors and retailers.

According to the agreement with Weider, GLG will own a controlling interest of 55 percent of the venture and WGN 45 percent, with GLG holding three positions on the board and WGN two. Dr. Luke Zhang is the Chairman of GLG-Weider Sweet Naturals.

Distribution of stevia and other nutritional and health products

The Company has also been engaged in the distribution of stevia and other nutritional health products produced or sourced by or on behalf of the Company through more than 1,400 YHT locations.  However, on September 8, 2008, the Company negotiated and signed a Heads of Agreement with YHT to restructure its existing business relationship from direct operational involvement in YHT’s business to a relationship of passive investor in YHT. The course of action was seen by management as the best strategy to create value for its shareholders and to maintain focus on furthering the stevia business opportunity.  The Company will convert all amounts it is owed under the existing YHT arrangements into a passive equity investment in YHT.  The Company expects that definitive documentation relating to these changes will be executed by YHT and the Company during the Company’s 2009 fiscal year.

Business Objectives and Strategies

GLG’s mission is to become the world’s leading producer of high grade stevia by securing stevia leaf supply, establishing leaf refining facilities in key locations, and providing a consistent supply of high quality stevia in bulk and consumer grades while increasing profitability, shareholder value and employee and customer satisfaction.

Its key business objectives are:

1.                                       to jointly develop the rebiana supply chain with Cargill as their leading strategic supplier of stevia extract;

2.                                       to maintain low cost production of high grade stevia extract through process innovation and vertical integration (from seedling development to high grade stevia production);

3.                                       to continue to pursue research and development that will further improve the quality and yield of stevia seedlings;

4.                                       to continue to develop its seedbase to ensure a growing percentage of stevia leaf comes from its high quality stevia seedlings;

5.                                       to develop the capacity needed to meet its customers forecasted demand increase over the next one to three years;

6.                                       to work effectively with governments in China to develop key stevia growing areas to increase the annual harvest of high quality stevia leaf over the next one to three years; and

7.                                       to develop the GLG-Weider Sweet Naturals venture into a profitable growth opportunity.

In addition to the foregoing, the Company is focused on being an environmentally conscious corporate citizen in China.

Specialized Skill and Knowledge

The production of high grade stevia by the Company’s subsidiaries, Runde, Runhai and Runyang, requires specialized skill and technical know-how; the Company currently employs a technically advanced and diversified management team and technical staff.  In addition to proprietary technology licensed from third parties, GLG has developed and owns proprietary manufacturing technology to produce high quality stevia with extremely high RA readings that meet and/or exceed the quality requirements used in its customers’ products.  GLG has not yet patented this proprietary manufacturing technology though the Company may elect to do so at some point in the future.  Currently, the Company relies upon confidentiality agreements that have been entered into between the Company and its personnel who have access to the proprietary information.

Competitive Conditions

In the high quality stevia production sector, the Company currently enjoys several competitive advantages.  Approximately 80% of the world’s stevia leaf is currently grown in China where the Company’s manufacturing operations are located.  While there are two companies in Japan, one company in Korea and one company in Malaysia that are capable of producing high-grade stevia extract, the manufacturing costs to produce high quality stevia in these countries are estimated to be significantly higher than the cost of producing the same product within China.

This price difference combined with the current tonnage processed at GLG’s facilities put GLG at a competitive advantage.  Through arrangements it has negotiated, GLG expects to control a large percentage of the high quality stevia seeds in China and also has relationships with the government for the growth and harvest of stevia leaf for GLG’s exclusive purchase.  Additionally, GLG uses proprietary processes and technology and has a strong multi-national management team.

There are major global players that are expected to enter the market as demand for stevia grows but the Company believes that it will take competitors several years to reach GLG’s current stage of development.  As an example, the seedling development process takes several years and is only the first phase of the vertically integrated process for developing a high quality finished product.  Therefore, anyone who is not currently involved in the development of high quality seeds and seedlings, similar to the technologically developed seeds and seedlings that GLG uses, or does not have the ability to grow and harvest the stevia leaves economically, will encounter significant barriers to entry within the marketplace.

New Products

The Company is currently working on new products for its consumer products division.  These products will utilize stevia based formulations and will include such products as tabletop sweeteners and dietary supplements.  These products will be developed for several markets including but not limited to Japan, Korea, China, the United States and Canada in 2009.

Sources, Pricing and Availability of Raw Materials

In recent years, the purchase of stevia leaf has been a major process involving many buyers in the fields negotiating with thousands of farmers.  This method to acquire the required thousands of metric tons of leaf is costly, involved a bidding process which resulted in higher prices and, in many cases, a poorer and lower RA yielding leaf.  GLG’s strategy to improve the quality of the leaf purchased and to ensure a fair price to all parties is based on the development of its own high quality seed base that will only be offered to farmers in its exclusive growing areas.

The Company has entered into agreements with the Dongtai People’s Government, the Mingguang People’s which have given it exclusive rights to purchase high quality stevia leaf and build and operate a stevia processing factories in these regions.  These agreements will play an important role in local government plans to help local farmers improve their quality of life while at the same time providing quality leaf to GLG.  The plans call to increase stevia growing areas with pre-agreed prices and leaf quality to be guaranteed to farmers who will grow stevia in place of lower value crops.  This is a win/win arrangement since farmers can make approximately two to three times the amount of profit growing stevia rather than crops such as wheat.

The ability to exercise control over all aspects of the raw material from the development of the high RA yielding seed, plants, planting, harvesting to the final extraction process is expected to result in a consistent reserve of high quality stevia leaf at a fair price.  GLG also employs a recognized quality standard in China for the purchase of agricultural products.  The 2008 stevia harvest was the first year the Company employed these standards during the stevia leaf purchase process.  The result was an improvement of quality of leaf purchased in 2008 in terms of moisture and foreign material relative to the previous year’s leaf purchase.  The Company believes that it will take approximately 2 to 3 years to train the local farmers to adapt to this quality standard in China and is committed to implementing it.

In April 2008, GLG signed a 20-year agreement with the government of Juancheng County in the western Shandong Province of China, which gave it exclusive rights to build and operate a stevia processing factory as well as the exclusive right to purchase high quality stevia leaf grown in that region. The Juancheng County government will also organize, and the Company will contract with, the farmers in the region to grow high quality stevia leaf exclusively for sale to GLG for the same 20-year period. GLG has agreed to provide sufficient high quality seedlings to enable farmers to expand their fields to 50,000 mu (approximately 8,300 acres) in 2009.

The agreement calls for the growth of 20,000 mu (approximately 3,300 acres) in 2008; 50,000 mu (approximately 8,300 acres) in 2009; 100,000 mu (approximately 16,600 acres) in 2010; 200,000 mu (approximately 33,300 acres) in 2011 and 300,000 mu (approximately 50,000 acres) in 2012. Pursuant to this agreement, the Company’s exclusive stevia growing areas will increase by approximately 30% in 2009.

The agreement requires the Company to make a total investment in the Juancheng region of $US 60 million over the course of the 20 year agreement to retain its exclusive rights.

Intangible Properties

The Company’s ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by or licensed to the Company or its subsidiaries.  The Company has certain intellectual property related to stevia includes proprietary process technology for the manufacture of high grade stevia which is not covered by patents or other intellectual property protection but instead through confidentiality agreements with key personal who are privy to this information. See “Risk Factors”.

The Company has the exclusive right to the name GLG and to Professor Hong Zhao Guang’s name and image in connection with the Company’s health and nutritional products distribution business.  The Company has also filed trademark applications with respect to certain product names including Rebpure, Rebsweete and Anysweet and certain related designs.

The Company has also applied for patents on six new high yielding RA stevia seed strains whose RA content has been verified by an independent laboratory to reach an average in excess of 70%.

In addition, the Company has applied for a patent relating to the waste water treatment system at its facilities in Dongtai and Mingguang and its subsidiary, Runde, owns certain proprietary technology used in its manufacturing processes.  Further, the Company’s subsidiary AHTD is the assignee of the rights to certain proprietary technology and processes, collectively called New Single Stevia Seedling Improved Breeding Technology and the Systemic Breeding Methodology of New Stevia Seedlings.

The Company expects that it will continue to file patent and trademark applications on an ongoing basis to protect its intellectual property.

Seasonal or Cyclical Business

The stevia manufacturing business is seasonal only to the extent that the leaf for the next year needs to be purchased, or funds for the purchase of stevia leaf confirmed available, in June of a given year with harvest taking place during late July and August.  The processing operations can therefore slow down significantly before a new harvest is completed during the months of July and August each year.  This situation is currently extremely competitive but the Company has taken steps to conduct its own stevia seed, growth and harvesting operations to allow the Company’s growing demands for raw product to be met. See “— Sources, Pricing and Availability of Raw Materials”.

There are no seasonality influences on the Company’s retail business with YHT and Weider, excluding sales increases during the holiday season.

Economic Dependence

The Company has a significant economic relationship with its strategic partner Cargill.  If Cargill were to terminate the relationship with the Company, there could be a material negative impact on the Company’s operations, financial results, and current business and/or future prospects. See “Risk Factors — Customer Concentration Risk”.

Financial and Operational Effects of Environmental Protection

The Company carefully adheres to environmental requirements and the cost of such adherence is factored into the manufacturing costs.  The Company does not foresee any increases in compliance that cannot be offset with an increase in the sale price which will allow existing margins to continue.

There are no environmental protection requirements affecting the other segments of the Company’s business.

Employees

As at December 31, 2008, the Company employed 808 people.

As at the date of this Annual Information Form, the Company did not have any employees in its distribution business.  The distribution business is a procurement activity and independent contractors are used.

Foreign Operations

The Company conducts business internationally and in particular in China where the Company’s production of stevia is centred.  International operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labour strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign based companies, including subsidiaries of the Company.  See “Risk Factors — Risks Relating to the Company’s Operations in China”.

RISK FACTORS

This section describes the material risks affecting the Company’s business, financial condition, operating results and prospects.  There may be other risks and uncertainties that are not known to the Company or that the Company currently believes are not material, but which also may have a material adverse effect on the Company’s business, financial condition, operating results or prospects. In addition to the other information set forth elsewhere in this Annual Information Form, prospective investors should carefully review the following risk factors:

Risks Relating to GLG Life Tech Corporation and its Business

Customer Concentration Risk

In 2007, the Company entered into a five year renewable supply agreement with Cargill to supply Cargill with stevia product.  However, that agreement was replaced with a 10-year Strategic Alliance Agreement with Cargill in May 2008 as further amended in August 2008.  It is expected that a significant portion of the Company’s future revenues over the next five years will be derived from the Strategic Alliance Agreement.  If Cargill were to terminate their relationship with the Company, there may be a material adverse effect on the Company’s business operations and financial condition.

Key Employees

The loss of any of the Company’s or its subsidiaries’ current executives, employees, or advisors, and in particular, Dr. Zhang, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on the Company’s business.  To the knowledge of the Company, none of its key employees has plans to retire or resign in the near future.  The Company does not have “key person” insurance on the lives of any of its management team.  In the future, if the Company grows and operations are expanded, it may not be able to attract the additional personnel it requires.

Market Acceptance

The Company has established limited brand recognition in Canada, the United States and other international jurisdictions.  The Company cannot be sure that it will successfully complete the development and introduction of new products or product enhancements or that any new products developed will achieve acceptance in the marketplace.  It may also fail to develop and deploy new products and product enhancements on a timely basis.  There can be no assurance that the Company will be able to expand its distribution capabilities in the future or that any such expansion will be successful.  Furthermore, there can be no assurance that any expansion will not have a material adverse effect on the operating results of the Company, particularly while it is implementing such expansion and the costs associated with any expansion.

Reliance Upon Proprietary Technology

The Company’s ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by or licensed to the Company or its subsidiaries.  The Company’s intellectual property related to stevia includes proprietary process technology for the manufacture of high grade stevia which is not covered by patents or other intellectual property protection.  All key personnel who are privy to proprietary information have entered into confidentiality agreements with the Company or one of its subsidiaries; however, there is no certainty that these arrangements will be sufficient to safeguard the technology.

In relation to the intellectual property used by or licensed to the Company and its subsidiaries, there can be no assurance that the Company will continue to be able to use the intellectual property on terms that are acceptable to it, or at all.  If the Company is unable to agree to terms to use this technology in the future or is unable to obtain the right to use other similar technology, there may be a material adverse effect on the Company’s business operations and financial condition.

Manufacturing Risk

The Company currently must position itself to acquire stevia leaf so that the capabilities of its production facilities can be maximized.  Stevia leaf shortage could result in loss of sales if the Company is not able to secure funding to grow the stevia business in light of projected industrial demands.

If the Company and its subsidiaries are ever unable to produce the required commercial quantities of bulk substance or finished product on a timely basis and at commercially reasonable prices, and are unable to find one or more replacement manufacturers with the necessary expertise, regulatory approvals and facilities capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, the Company will likely be unable to meet customer demand and this may have a material adverse effect on the Company’s business operations and financial condition.

In addition, Runde leases the facility where it operates and the property was seized by the Shandong Heze Intermediate People’s Court on July 4, 2007 in connection with litigation relating to the property owner.  However, the litigation has had no impact on the Company’s operations.

Financing Risks

The Company has sufficient financial resources to conduct its current operations but does not presently have sufficient financial resources to implement its business plan beyond the current year.  Additional financing will be required by the Company in order to meet its planned goals and expectations and to further expand its operations, defray unexpected costs of business and provide additional operating capital.  The Company’s development will therefore depend upon its ability to obtain financing through private placement financing, public financing or other means.  There can be no assurance that the Company will be able to obtain adequate financing in the future in the amounts, at the price, and at the times necessary to meet its planned forecasts.

Consumer Perception of Products

Even if products distributed by the Company conform to international safety and quality standards, sales could be adversely affected if consumers in the Company’s target markets lose confidence in the safety, efficacy, and quality of nutritional supplement products.  Adverse publicity about nutritional supplements or any food products that the Company sells may discourage consumers from buying products distributed by the Company.  The Company may not be able to overcome negative publicity within a reasonable period of time.  The Company intends to continue to consult its scientific advisors in order to select high quality products for distribution, which should minimize the potential for such negative publicity to some extent.

Volatility of Share Prices

The Common Share trading price is subject to change because of numerous factors beyond the control of the Company, including reports of new information, changes in financial situation, the sale of Common Shares in the market, the Company’s failure to achieve financial results in line with the expectations of analysts, or announcements by the Company or any of its competitors concerning results.  There is no guarantee that the market price of the Common Shares will be protected from any such fluctuations in the future.

Trademark Protection

Currently, the Company is in the process of applying for trademark protection for its own branded stevia products and has filed nine trademark applications in the North American market; five for use in Canada and four for use in the United States. In addition, the Company has filed for the protection of its logo mark and its corporate name “GLG Life Tech” in both the United States and Canada.  All applications are in various stages of approval.

The Company or its subsidiaries may not always be able to successfully protect or enforce their proprietary properties against competitors, which may materially adversely affect the business of the Company and its subsidiaries.

In addition, others may claim that the Company’s or its subsidiaries’ products are infringing their intellectual property rights.  If the Company or its subsidiaries are found to have infringed upon the intellectual property rights of another party, licenses for such intellectual property may not be available on favourable terms or at all.  If someone claims that the technology or products of the Company or its subsidiaries infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues.  The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks.  The Company or its subsidiaries also may be subject to significant damages or injunctions preventing it from selling or using some aspect of its products in the event of a successful claim of patent or other intellectual property infringement.  Any of these adverse consequences could have a material adverse effect on the Company’s business operations and financial condition.

Company Not Party to Certain Material Documents

On August 16, 2007, American GLG Group, a private company of which the Company’s director Dr. Luke Zhang is the principal shareholder, signed preliminary investment agreements with two government authorities, the Mingguang People’s Government and the Dongtai People’s Government of China.  American GLG Group was used to expedite the signing of the preliminary investment agreements with the two government authorities and American GLG Group has since assigned these agreements to the Company.  Based on the conduct of these governments since entering into these agreements, the Company believes that there is no reason that the government will not recognize the assignment of these contracts from American GLG Group to the Company.  However, the Company cannot guarantee that this will be the case.  If the Company is not able to acquire these rights from American GLG Group it would have a material adverse effect on the Company’s business operations and financial condition.

In addition, the Company’s subsidiary AHTD is the assignee of two patent pending stevia seedlings on which the Company is reliant, however, the patent has not been registered in AHTD’s name.  While the Company believes that AHTD would be recognized as the holder of the rights to these patent pending stevia seedlings, there can be no assurance that this will be the case and if the Company is not able to acquire these rights it could have a material adverse effect on the Company’s business operations and financial condition.

Changing Consumer Preferences

Consumer preferences evolve over time and the success of the Company’s products depends on its ability to identify the tastes and nutritional needs of its customers and to offer products that appeal to their preferences.  The Company introduces new products and improved products from time to time and may incur significant development and marketing costs.  If the Company’s products fail to meet consumer preferences, then the Company’s strategy to grow sales and profits with new products will be less successful.

Product Liability — Certain Uninsured Risks

As a manufacturer and distributor of products designed for human consumption, the Company is subject to product liability claims if the use of its products is alleged to have resulted in injury.  For example, the Company may be subject to various product liability claims, including, among others, allegations that its products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances.  In addition, although the Company and the Company’s manufacturers maintain quality controls and procedures with respect to products that the Company sells, these products could contain contaminated substances.  The Company currently has not obtained indemnities from its raw material and product suppliers.  The Company carries liability insurance to cover product recalls and worldwide product liabilities through its GLG Weider Sweet Naturals Corp subsidiary and is in the process of obtaining product liability insurance for GLG.  Such insurance, however, may not be available in the future at a reasonable cost, on favourable terms, or at all, and may not be adequate to cover liabilities.

Conflicts of Interest

There are potential conflicts of interest to which the directors and officers of GLG will be subject with respect to the operations of GLG.  Certain of the directors and officers of GLG also serve as directors and officers of other companies.  Situations may arise where the directors and officers will be engaged in direct competition with GLG.  Any conflicts of interest will be subject to and governed by the law applicable to directors and officers conflicts of interest, including the procedures prescribed by the Business Corporations Act (British Columbia).

If a conflict of interest arises at a meeting of the Board of Directors of GLG, any director in a conflict will disclose his interest and abstain from voting on such matters.

Industry Related Risks

Excess Capacity

The Company and other stevia producers have developed a large manufacturing capacity in expectation of a large demand for stevia products and the Company expects that demand for stevia will increase significantly in the future, particularly in light of the fact that certain stevia products have received GRAS approval in the United States.  However, there can be no assurance that this will be the case and if demand for stevia does not increase, the stevia market may be subject to significant excess capacity.

Competition

The Company’s major competitors for its core stevia business are existing stevia producers in Japan, Korea, China and Malaysia.  These competitors may have significantly greater financial, technical and marketing resources, and may have a more established customer base.  There is no assurance that the Company will be able to compete successfully against its competitors or that such competition will not have a material adverse effect on the Company’s business operations or financial condition.

The Company’s major competitors for its non-core businesses are international companies, which produce health products, as well as nutritional and dietary supplements.  Some of these competitors have significantly greater financial, technical and marketing resources.  Many of the Company’s competitors have a more established customer base and greater brand recognition.  There is no assurance that the Company will be able to compete successfully against its competitors or that such competition will not have a material adverse effect on the Company’s business operations or financial condition.

Regulatory Environment

While stevia and/or stevia products have been approved for use in food and beverages in certain countries, including the United States, there are a number of major regions, including the European Union where stevia has not been approved for use.  Global demand for stevia and stevia products may be limited if stevia is not approved for use in these regions.

In addition, health care products, dietary supplements and nutritional supplements are subject to various government regulations.  The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of the Company’s products are subject to regulation by one or more federal agencies, and various agencies of the states and localities in which the Company’s products are sold.  These government regulatory agencies may attempt to regulate any of the Company’s products that fall within their jurisdiction.  Such regulatory agencies may not accept the evidence of safety for any new ingredients that the Company may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that the Company wants to use is an unacceptable drug claim or an unauthorized version of a food “health claim,” may determine that a particular product is an unapproved new drug, or may determine that particular claims are not adequately supported by available scientific evidence.  Such a determination would prevent the Company from marketing particular products or using certain statements of nutritional support on the Company’s products.

The Company also may be unable to disseminate third-party literature in connection with the Company’s products if the third-party literature fails to satisfy certain requirements.  In addition, a government regulatory agency could require the Company to remove a particular product from the market.  Any future recall or removal would result in additional costs to the Company, including lost revenues from any products that the Company is required to remove from the market, any of which could be material.  Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

Although the regulation of dietary supplements is less restrictive than the regulation of drugs, dietary supplements may not continue to be subject to less restrictive regulation.  If any of the Company’s products contain plants, herbs or other substances not recognized as safe by a government regulatory agency, the Company may not be able to market or sell such products in that jurisdiction.  Any such prohibition could materially adversely affect the Company’s results of operations and financial condition.  Further, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, the Company may not be able to comply with such statutes or regulations without incurring substantial expense, or at all.

Government regulatory agencies may also adopt more stringent rules regarding the manufacturing of dietary supplements, which may apply to the products that the Company or its subsidiaries manufacture.  In the future, such regulations may require dietary supplements to be prepared, packaged and held in compliance with strict rules, and may require quality control provisions similar to those in the Good Manufacturing Practice regulations for drugs.  The Company may not be able to comply with such new rules without incurring additional expenses.

The Company is not able to predict the nature of future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on its business in the future.  Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements.  Any such developments could have a material adverse effect on the Company’s business operations and financial condition.

Safety, Efficacy and Quality of Products

Even if products to be distributed by the Company conform to international safety and quality standards, sales could be adversely affected if consumers in target markets lose confidence in the safety, efficacy, and quality of stevia or in the Company’s nutritional supplement products.  Adverse publicity about stevia or the nutritional supplements or any food products that the Company sells may discourage consumers from buying products distributed by it.

There is no sure way to override negative publicity in short periods of time.  However, the Company intends to access the expertise of its scientific advisors in order to select a high quality line of products that should lessen any problem of such negative publicity.

Natural Disasters

The Company’s raw material supply, by nature, is subject to a high degree of exposure to the risks of natural disasters and adverse weather conditions such as droughts, floods, earthquakes, hailstorms, windstorms, pests, and diseases.  Should a natural disaster occur in the Company’s exclusive growing areas this could have a material adverse effect on the Company’s business operations and financial condition.

Risks Relating to the Company’s Operations in China

General

The Company carries on business internationally, and in particular, in China.  Foreign operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labour strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign based companies, including subsidiaries of the Company.  In addition, earnings of subsidiaries and intercompany payments are subject to foreign income tax rules that reduce the cash flow of the Company.

Government Involvement

The economy of the People’s Republic of China differs from the economies of most developed countries in many respects, including the extent of government involvement.  The economy of the People’s Republic of China has been transitioning from a planned economy to a more market-oriented economy.  Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in the People’s Republic of China are still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industrial development.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Economic control measures may be adjusted or modified without warning and may be applied differently from industry to industry.  Economic controls and reforms are often adopted on an experimental basis and are subject to reversal or revocation with little or no warning.  Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•              the Company will be able to capitalize on economic reforms;

•              stevia production will remain a priority for Chinese governments;

•              the Chinese government will continue its pursuit of economic reform policies;

•              the economic policies, even if pursued, will be successful;

•              economic policies will not be significantly altered from time to time; and

•                                          business operations in the People’s Republic of China will not become subject to the risk of nationalization.

Any negative impact from economic reform policies or nationalization could result in a total investment loss in the Common Shares.

To date, reforms to the People’s Republic of China’s economic system have not adversely impacted the Company’s operations and are not expected to adversely impact operations in the foreseeable future.  There can be no assurance, however, that the reforms to the People’s Republic of China’s economic system will continue or that the Company will not be adversely affected by changes in the People’s Republic of China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Changes in the Laws and Regulations in the People’s Republic of China

The Chinese legal system is based on written statutes.  Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value.  Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  Additionally, Chinese laws are generally drafted in such a way as to allow interpretation to accord with changing policy demands and are implemented differently from region to region.  The Chinese legal system has inherent uncertainties that can seriously limit the legal protections to shareholders in Chinese companies.

The Company’s subsidiaries are subject to corporate laws in the People’s Republic of China.  Additionally, as a food manufacturing company, the Company and its subsidiaries are subject to the laws and regulations governing food and health products in the People’s Republic of China.  Changes in existing laws or new interpretations of such laws may have a significant impact on the Company’s methods and costs of doing business.  For example, new legislative proposals for product pricing, approval criteria and manufacturing requirements may be proposed and adopted.  Such new legislation or regulatory requirements may have a material adverse effect on the Company’s business or financial condition.  In addition, the Company will be subject to varying degrees of regulation and licensing by governmental agencies in the People’s Republic of China.  There can be no assurance that the future regulatory, judicial and legislative changes will not have a material adverse effect on the Company’s subsidiaries, that regulators or third parties will not raise material issues with regard to its subsidiaries or its compliance or non-compliance with applicable laws or regulations or that any changes in applicable laws or regulations will not have a material adverse effect on the Company’s business and financial condition.

The Chinese Legal and Accounting System

The legal system in the People’s Republic of China differs from Canadian law.  The Foreign Invested Enterprise laws provide certain protections from government interference.  In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants.  These laws, however, do impose standards concerning corporate formation and governance.  Similarly, the accounting laws of the People’s Republic of China mandate accounting practices that are not entirely consistent with Canadian Generally Accepted Accounting Principles.  The Chinese accounting laws require that an annual “statutory audit” be performed in accordance with the People’s Republic of China accounting standards and that the books of account of Foreign

Invested Enterprises be maintained in accordance with Chinese accounting laws.  Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation.  There is no guarantee that the Company and its subsidiaries will be able to continue to comply with the legal and accounting systems in China without incurring additional expense, if at all, which would have a material adverse affect on the Company’s business operations and financial condition.

The enforcement of substantive rights in China differs from Canadian procedures.  Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution.  Although, as a practical matter, the Chinese legal infrastructure should not present any significant impediment to the operation of Foreign Invested Enterprises, there is no guarantee that the Company or its subsidiaries will be able to enforce their rights in the same manner and to the same extent as in Canada.

In addition, intellectual property rights in China are still developing, and there are uncertainties involved in their protection and the enforcement of such protection. The Company’s failure to adequately protect its intellectual property could lead to the loss of a competitive advantage that could not likely be compensated by a damages award.

Currency Controls

The Company’s subsidiaries may incur significant expenses in Chinese Yuan Renminbi (“RMB”), which currently is not a freely convertible currency.  Since 1994, the conversion of RMB into foreign currencies has been based on rates set by the Chinese government and has generally been stable.  Any devaluation of the RMB, however, may materially and adversely affect the value of, and any dividends payable on, shares of Chinese companies.  Chinese companies are generally allowed to pay dividends to their shareholders in foreign currency with a minimum of oversight, subject to foreign currency purchase rules.  However, there is no guarantee that future government controls over foreign currency would not result in the inability of the Company’s subsidiaries to pay dividends to the Company.

Additional Compliance Costs in the People’s Republic of China

The Company’s facilities and products are subject to laws and regulations in the People’s Republic of China relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products.  The failure by the Company and its subsidiaries to comply with applicable laws and regulations could subject it to administrative penalties, injunctive relief and civil remedies, including fines, injunctions and recalls of its products.  It is possible that changes to such laws, more rigorous enforcement of such laws or the Company’s current or past practices could have a material adverse effect on the Company’s business, operating results and financial condition.  Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

Difficulties Establishing Adequate Management, Legal and Financial Controls in the People’s Republic of China

The People’s Republic of China has historically not had the same standard of Canadian management and financial reporting concepts and practices, as well as modern banking, computer and other control systems.  The Company’s subsidiaries may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China.  As a result of these factors, it may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records and instituting business practices that meet Canadian standards.

Capital Outflow Policies in the People’s Republic of China

The People’s Republic of China has adopted currency and capital transfer regulations.  These regulations may require that the Company comply with complex regulations for the movement of capital.  In order to comply with these regulations the Company may have to revise or change its banking structure or that of its subsidiaries.  Although the Company believes that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change it may not be able to remit all income earned and proceeds received in connection with its operations to Canada.

Jurisdictional and Enforcement Issues

Because many of the directors and executive officers of the Company’s subsidiaries are Chinese citizens and reside in China, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against the Company, its subsidiaries, or its officers and directors by a shareholder or group of shareholders in Canada.  Furthermore, because the majority of its assets are located in the People’s Republic of China it would also be very difficult to access those assets to satisfy an award entered against the Company in a Canadian court.

Political System in the People’s Republic of China

Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks.  The political system in the People’s Republic of China, including a strong bureaucracy, may hinder Canadian investment.  Another obstacle to foreign investment is corruption.  There is no assurance that the Company will be able to obtain recourse, if desired, through the People’s Republic of China’s less developed judicial systems.

Growth Fluctuations

Rapid economic growth in some countries such as China has led to periodic cycles of high inflation causing the governments of such countries to implement austerity measures to control inflation.  Such austerity programs may affect the rate of economic growth.

Lack of Liquidity

Investments in China and some other countries in which the Company’s subsidiary intend to operate must be viewed as long term investments and often require time to develop into a profitable venture.  The currency of such countries is not always readily convertible or freely traded in the international money markets.  Certain restrictions on the repatriation of capital and profits may apply.

DIVIDEND POLICY

No dividends have been declared or paid on the Common Shares since incorporation, and it is not anticipated that any dividends will be declared or paid on the Common Shares in the immediate or foreseeable future.  Any decision to pay dividends on the Common Shares will be made by the Board of Directors of GLG Life Tech on the basis of earnings, financial requirements and other conditions existing at such future time.

DESCRIPTION OF SHARE CAPITAL

The Company is authorized to issue an unlimited number of Common Shares, of which 78,519,662 Common Shares were issued and outstanding as at the date of this Annual Information Form.

The holders of Common Shares are entitled to dividends as and when declared by the Board of Directors of the Company, to one vote per Common Share at meetings of shareholders and, upon liquidation, to receive such assets of the Company as are distributable to holders of Common Shares.  The Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such Common Shares.

The Company has also issued warrants, the particulars of which are disclosed under the heading “Corporate Structure — Development of the Business”.  See also the Company’s Financial Statements and Management’s Discussion and Analysis.

MARKET FOR SECURITIES

As of the date hereof, GLG Life Tech’s Common Shares are listed and posted for trading on the TSX under the symbol “GLG”.  The following sets out the price range and volumes traded or quoted on the TSX on a monthly basis for each month of 2008:

Month	High	Low	Close	Volume

December 2008	$1.99	$0.91	$1.80	2,309,400

November 2008	$1.10	$0.75	$1.00	774,500

October 2008	$1.60	$1.00	$1.10	166,900

September 2008	$2.07	$1.30	$1.60	287,600

August 2008	$2.49	$1.50	$2.05	180,000

July 2008	$3.50	$1.50	$1.76	558,800

June 2008	$3.60	$3.15	$3.50	322,300

May 2008	$4.89	$3.10	$3.69	1,827,400

April 2008	$3.20	$2.90	$3.05	761,500

March 2008	$3.47	$2.70	$3.10	393,100

February 2008	$4.50	$3.05	$3.38	173,006

January 2008	$5.05	$3.95	$4.95	185,310

ESCROWED SECURITIES

To the knowledge of the Company, none of the Company’s securities are subject to escrow.

DIRECTORS AND OFFICERS

The directors are elected by the shareholders at each annual general meeting and typically hold office until the next annual general meeting at which time they may be re-elected or replaced.  Casual vacancies on the Board are filled by the remaining directors and the persons filling those vacancies hold office until the next annual general meeting at which time they may be re-elected or replaced.  The officers are appointed by the Board and hold office at the pleasure of the Board.

Collectively, as at the date of this Annual Information Form, the directors and executive officers of GLG Life Tech, as a group, own 10,234,463 Common Shares, representing approximately 13.0% (10.6% on a fully diluted basis) of the issued and outstanding Common Shares.

The following table sets forth the names and municipalities of residence of all the directors and executive officers of the Company, as well as the positions and offices held by such persons and their principal occupations.

Name and Municipality of Residence	Position with GLG Life Tech	Principal Occupations for the past 5 years	Director Since

David Beasley(1)(2)(3)(4) Society Hill, South Carolina United States	Director	Consultant for Public Square Strategies Inc.	June 21, 2005

David Bishop Atlanta, Georgia, United States	Executive Vice President — International Affairs	Executive Vice President — International Affairs of GLG	N/A

He Fangzhen (1)(4) Jinan, Shangdong Province, China	Director	Retired Chief Engineer	May 7, 2008

Name and Municipality of Residence	Position with GLG Life Tech	Principal Occupations for the past 5 years	Director Since

Sophia Leung(1)(2)(3)(4) Vancouver, British Columbia Canada	Director	Honorary President, Shenzhen Chamber of International Investment and Financing for the term 2006 to 2008	February 2, 2007

Brian Meadows Tsawwassen, British Columbia, Canada	Chief Financial Officer	Chief Financial Officer of GLG Life Tech Corporation	N/A

Brian Palmieri Cody, Wyoming United States	President, Vice Chairman and Director	President, Vice Chairman and Director of GLG Life Tech Corporation	June 21, 2005

Liu Yingchun(1)(2)(3)(4) Heze, Shangdong Province China	Director	Credit Director, Heze Industrial and Commercial Bank (1997 — 2000)	June 17, 2008

Jinduo Zhang Burnaby, British Columbia Canada	Director	Retired Professor	June 21, 2005

Dr. Luke Zhang Heze, Shangdong Province China	Chief Executive Officer, Chairman and Director	Chief Executive Officer, Chairman and Director of GLG Life Tech Corporation	June 21, 2005

(1)               Independent Director

(2)               Member of the Audit Committee

(3)               Member of Compensation Committee.

(4)               Member of Corporate Governance and Nominating Committee.

The following is a brief description of the background of the directors and executive officers of GLG Life Tech Corporation.

Directors and Officers

David Beasley (Director)

Mr. Beasley resides in Society Hill, South Carolina and was appointed as a director of the Company on June 21, 2005.  From 1999 to 2000, he worked as a consultant for Bingham Consulting Group, LLC, of Boston, Massachusetts, a consulting business that advises large national and international companies on public issues.  For the past four years, Mr. Beasley, through his company Public Square Strategies, Inc., has continued to provide consulting services to various companies on public issues, his main client being Merrill Lynch & Co., Inc.  Mr. Beasley was Governor of South Carolina from 1995 to 1999 and sat in the South Carolina House of Representatives from 1979 to 1992.  Mr. Beasley is an independent director.

David Bishop (Executive Vice President, International Affairs)

Mr. Bishop resides in Atlanta, Georgia and was appointed as the Company’s chief operating officer on February 2, 2007.  Mr. Bishop has more than 25 years’ experience in a variety of personnel, educational, organizational and management responsibilities.  For approximately 15 years, he lived and worked as an expatriate in a cross cultural/cross linguistic environment with a variety of project related duties.  Mr. Bishop is also chairman of the Company’s subsidiary, Runde and has been a director of Maple Leaf Reforestation, Inc. (TSX-MPE Canada) since September 2006.  On May 15, 2008, Mr. Bishop relinquished his role as Chief Operating Officer of the Company and was named the Company’s Executive Vice President, International Affairs.  The Company has not appointed a new Chief Operating Officer and these responsibilities are fulfilled by a number of people under the supervision of Dr. Luke Zhang.

Sophia Leung (Director)

Madame Leung resides in Vancouver, British Columbia and was appointed as a director of the Company on February 2, 2007.  Madame Leung has served in political positions on a national level, including as special advisor in international trade to Canada’s prime minister from 2004-2006, parliamentary secretary for National Revenue of Canada from 2000-2004 and Member of Parliament of Canada 1997—2004.  Madame Leung is an independent director.

Brian Meadows (Chief Financial Officer)

Mr. Meadows resides in Tsawwassen, British Columbia and was appointed as the Company’s chief financial officer on October 9, 2007.  Mr. Meadows has 20 years’ experience in the telecommunications industry in both North America and Europe.  He has held senior financial and business development roles in several start-up companies in Europe earlier in his career (1996-2001) as well as having worked with large public companies in Canada in both financial and operational roles.  Mr. Meadows holds both the Certified Financial Analyst (CFA) designation as well as the Certified Management Accountant (CMA) designation.  He obtained his international MBA from the University of Glasgow in 1995 and a Bachelor of Business Administration from Wilfrid Laurier University in 1987.

Brian Palmieri (Director and President)

Mr. Palmieri resides in Cody, Wyoming and was appointed as the Chief Executive Officer and a Director of the Company on June 21, 2005. During the past five years Mr. Palmieri’s time has been divided between the following businesses in which he is a principal:

(a)                                  American Tool and Die Inc., the principal business of which is metals manufacturing and of which he is president;

(b)                                 Lee Livingston Outfitters, the principal business of which is outfitting; and

(c)                                  Palco International Inc. and AAFAB International Inc., the principal business of both being international trading and consulting and of which he serves as president.

For the last four years Mr. Palmieri’s principal occupation has been as Chief Executive Officer of the Company.  On May 15, 2008, Mr. Palmieri relinquished his role as Chief Executive Officer of the Company and was named the Company’s President and Vice-Chairman.  Mr. Palmieri is a non-independent director.

Madame Liu Yingchun (Director)

Madame Yingchun graduated from Shandong Economical College and has over 20 years of experience in finance and accounting. She has worked for several major banks and insurance companies in China including China Bank and the Industrial and Commercial Bank of China. She is a certified economist and financial analyst. Mrs. Liu was previously division head for accounting, loans and trust and is skilled in corporate financing and accounting. She also has experience in internal control and investment management.

Mr. He Fangzhen (Director)

Mr. Fangzhen is a specialist in manufacturing and production. With over 40 years of experience, his rich expertise as a chief engineer lies in optimizing manufacturing plant and personnel, particularly in China. His specialties include planning, operational structure, maintenance, safety, quality control and risk management as well as the assignment, training and supervision of production and technology personnel. Mr. Fangzhen graduated from Taiyuan Polytech University in China.

Jinduo Zhang (Director)

Mr. Jinduo Zhang is a retired professor, resides in Burnaby, British Columbia and was appointed as a director of the Company on June 21, 2005.  Professor Zhang was, before his retirement, a physics professor at Shandong Heze University.  He was also involved with the financial management of the university and in the family jewelry and pharmacy business.  In 1986, he retired from his professorship in China and moved to the United States and then Canada.  Since retirement, Professor Zhang has been active in the development and expansion of his family business functioning as an advisor and financial consultant for various projects.  Professor Zhang is a non-independent director.

Dr. Luke Zhang (Director, Chief Executive Officer and Chairman)

Dr. Zhang is a Canadian citizen and currently resides in China.  He was appointed president of the Company on September 6, 2007 and as the chairman and a director of the Company on June 21, 2005.  Dr. Zhang received his PhD in Pharmacology from Vanderbilt University and has worked in international business for over 20 years.  He is a non-independent director. On May 15, 2008, Dr. Zhang relinquished his role as President of the Company and was named the Company’s Chief Executive Officer.

Corporate Cease Trade Orders and Bankruptcies

None of the directors or executive officers of the Company are, or within the ten years prior to the date of this Annual Information Form, have been a director or officer of any other company that, while such person was acting in that capacity or after they ceased to act in respect of an event that occurred while they were acting in such capacity, was the subject of a cease trade or similar order, or an order that denied the company access to any statutory exemptions under the Canadian securities legislation, for a period of more than 30 consecutive days, or was declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company..

Penalties and Sanctions

None of the directors or executive officers of the Company, or shareholders hodling a sufficient number of securities to affect materially the control of the Company, have been the subject of any penalties or sanctions imposed by a court or securities regulatory authority relating to trading in securities, the promotion, formation or management of a publicly traded company or involving theft or fraud.

Individual Bankruptcies

None of the directors or executive officers of the Company, or shareholders hodling a sufficient number of securities to affect materially the control of the Company has, within the ten years prior to the date of this Annual Information Form, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Conflicts of Interest

There are potential conflicts of interest to which the directors and officers of GLG will be subject with respect to the operations of GLG.  Certain of the directors and officers of GLG also serve as directors and officers of other companies.  Situations may arise where the directors and officers will be engaged in direct competition with GLG.  Any conflicts of interest will be subject to and governed by the law applicable to directors and officers conflicts of interest, including the procedures prescribed by the Business Corporations Act (British Columbia).

If a conflict of interest arises at a meeting of the Board of Directors of GLG, any director in a conflict will disclose his interest and abstain from voting on such matter.  See “Risk Factors — Conflicts of Interest”.

CORPORATE GOVERNANCE

The Board of Directors of the Company is responsible for the supervision of the management of the Company’s business and affairs.  The Board of Directors is currently composed of seven directors, four of whom the Company considers to be independent as set out below.  The Board of Directors considers a member to be independent if he has no direct or indirect material relationship with the Company which, in the view of the Board of Directors, would reasonably be perceived to materially interfere with the exercise of the director’s independent judgment.  The Board’s current composition is as follows:

David Beasley — independent

Sophia Leung — independent

He Fangzhen — independent

Liu Yingchun - independent

Brian Palmieri — non-independent

Jinduo Zhang — non-independent

Dr. Luke Zhang — non-independent

Brian Palmieri and Dr. Luke Zhang are executive officers and significant shareholders of the Company, hence they are not considered to be independent of management.  Jinduo Zhang is deemed to be non-independent by virtue of his family relationship with Dr. Luke Zhang.

Board Committees

The Company has three Board Committees, being the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Compensation Committee

The Compensation Committee was established on March 18, 2008 and assists the Board of Directors in fulfilling its oversight responsibilities relating to compensation. The Committee’s role includes establishing a remuneration and benefits plan for directors, executives and other key employees and reviewing the adequacy and form of compensation of directors and senior management. The Committee oversees the development and implementation of compensation programs in order to support the Company’s business objectives and attract and retain key executives. The Committee also reviews and makes recommendations to the Company’s Board of Directors regarding the Company’s incentive compensation equity-based plans. The members of the Compensation Committee are Mr. David Beasley, Madame Sophia Leung and Madame Liu Yingchun, all independent directors. None of the members of the Compensation Committee are officers or employees or were former officers or employees of the Company or any of its subsidiaries, had or has any relationship that requires disclosure hereunder in respect of indebtedness owed to the Company or any interest in material transactions involving the Company.

The Compensation Committee has a published mandate which is posted on the Company’s website, www.glglifetech.com.

Corporate Governance & Nominating Committee

The Corporate Governance and Nominating Committee was established on March 18, 2008 and assists the Board of Directors in fulfilling its oversight responsibilities relating to the governance of the Company and its relationship with senior management. The Committee’s role includes developing and monitoring the effectiveness of the Company’s system of corporate governance, assessing the effectiveness of individual directors, the Board of Directors, and various Board Committees, and is responsible for appropriate corporate governance and proper delineation of the roles, duties and responsibilities of management, the Board of Directors and its Committees. The Committee is responsible for recommending to the Board a set of corporate governance principles and reviewing these principles at least once a year. The Committee oversees the Company’s investor relations and public relations activities. In addition, the Committee is responsible for identifying and recommending candidates qualified to become directors and board committee members and to ensure that an effective Chief Executive Officer succession plan is in place.

The members of the Corporate Governance and Nominating Committee are Mr. David Beasley, Madame Sophia Leung, Madame Liu Yingchun and Mr. He Fangzhen, all independent directors.

The Corporate Governance and Nominating Committee has a published mandate which is posted on the Company’s website, www.glglifetech.com.

Audit Committee

The Audit Committee has adopted a Charter that sets out its responsibilities.  The Audit Committee Charter, as approved by the Board of Directors, is attached as Appendix A to this Annual Information Form.  The Audit Committee is currently composed of the following directors: David Beasley, Madame Sophia Leung and Madame Liu Yingchun.

Education and Experience of Members of the Audit Committee

The Audit Committee reports to the Board of Directors, and is responsible for assisting in the Board of Directors’ oversight of the reliability and integrity of the accounting principles and practices, financial statements, other financial reporting, and disclosure practices followed by management of the Company and its subsidiaries.

All members of the Audit Committee members are independent.

All of the members of the Audit Committee is financially literate based on their experience as a chief executive, financial officer or officers and directors of public and/or private organizations.

Pre-Approval Policies and Procedures of Non-Audit Services

The Audit Committee’s Charter sets out responsibilities regarding the provision of non-audit services by the Company’s external auditors.  As a matter of practice the Audit Committee, and or the audit committee chairman acting on behalf of the Audit Committee, will generally pre-approve all audit and permitted non-audit services to be performed by the external auditors and identifies and reviews the types of non-audit services or mandates that it considers to be incompatible with the principles underlying the independence of the external auditors.  However, during the Company’s financial year ended December 31, 2008, the Company relied upon the de minimus exemption under section 2.4 of National Instrument 52-110 — Audit Committees, in relation to $6,718 of non-audit related fees paid to its former auditor.

Change of External Auditor

The Company changed its auditor in the fourth quarter of 2008. PricewaterhouseCoopers LLP has been engaged as the Company’s new auditor, replacing Lo Porter Hetu Certified General Accountants. The termination of Lo Porter Hetu Certified General Accountants and the appointment of PricewaterhouseCoopers LLP were approved by the Audit Committee and there were no reportable events in connection with this change in auditor.

External Auditor Service Fees

The aggregate fees for professional services rendered by the Company’s auditors for the years ended December 31, 2007 and December 31, 2008 as follows:

Fiscal years ended December 31	2008		2007

Audit Fees (for audit of the Company’s annual financial statements for the respective year and assistance with the Company’s quarterly financial statements)	$143,390	(2)	$120,000	(1)
Audit-Related Fees (1)	$8,000	(1)	$903	(1)
Total Audit and Audit-Related Fees	$151,390		$120,903
Tax Fees (for preparation of tax returns)	$3,000	(1)	$2,000	(1)
All Other Fees	$6,718	(1)	—
Total Fees	$161,108		$122,903

(1)               This represents fees paid to Lo Porter Hetu.

(2)               This represents fees paid to PricewaterhouseCoopers.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is currently working through a contract issue with Northern Securities Inc. (“Northern”) over $38,664 in cash and 250,000 Common Shares of GLG that Northern is claiming it is owed by the Company in connection with the parties sponsorship agreement dated January 24, 2007 (the “Sponsorship Agreement”).  The issue centres on the performance of Northern under the Sponsorship Agreement and the resulting payment for services rendered.  On May 27, 2008, Northern filed its statement of claim in the B.C. Supreme Court.  The Company has filed its defence and has also filed a counter claim against Northern Securities.  There is no certainty over the outcome of this lawsuit.  The Company is confident in its position taken with respect to not paying Northern any additional fees due to failure of Northern to perform against the contract.  However, should the issue be resolved in Northern’s favour, the Company would be required to pay $38,664 in cash and to issue 250,000 Common Shares to Northern.  Total contingent consideration would amount to $846,164.  The Company has already paid to Northern an initial sponsorship fee of $10,000 and issued to Northern 250,000 Common Shares at a price of $1.20 per Common Share for total consideration of $310,000 as is reflected in Shareholder’s Equity in 2007 under share issue costs.

The Company’s subsidiary, Runde, manufactures stevia products at its facility in the Shandong province.  Runde leases the manufacturing facility and the property was seized by the Shandong Heze Intermediate People’s Court on July 4, 2007 in connection with litigation relating to the property owner.  The litigation has had no impact on the Company’s operations to date and the Company expects it will not be impacted in the future by this matter.

On June 12, 2008, as a result of a continuous disclosure review conducted by the British Columbia Securities Commission (the “BCSC”), the Company was placed on the BCSC’s “issuer’s in default” list.  As a result of the continuous disclosure review, the Company filed the amended and restated Interim Financial Statements and the MD&As for the year ended December 31, 2007 and for the period ended March 31, 2008.  In addition, after discussion with BCSC, the Company decided to also file a Business Acquisition Report in respect to its acquisition of AHTD.  The amended and restated financial statements, MD&As and BAR report are available at www.sedar.com.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed herein, the Company is not aware of any material interest, direct or indirect, of (i) any shareholder that is a direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of the voting rights attached to the Common Shares, (ii) any of our directors or executive officers or our subsidiaries’ directors or executive officers, or (iii) any associate or affiliate of any of the foregoing, in any transaction which has been entered into within the three most recently completed financial years or during the current financial year, that has materially affected or will materially affect the Company.

AUDITORS, REGISTRAR AND TRANSFER AGENT

Auditors

The Company’s auditors are PricewaterhouseCoopers at their offices at 250 Howe Street, Suite 700, Vancouver, BC V6C 3S7

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Computershare Trust Company of Canada at its principal offices at 510 Burrard Street, Second Floor, Vancouver, British Columbia V6C 3B9.

INTEREST OF EXPERTS

The Company’s auditors PricewaterhouseCoopers, have prepared the auditors’ report attached to the Financial Statements. The Company has been advised by its auditors that they do not, directly or indirectly, hold any of the Company’s securities or have any interest in the Company’s property.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business or as otherwise disclosed herein, there are no other material contracts entered into within the most recently completed financial year or before the most recently completed financial year that are still in effect.

The material contracts disclosed herein are:

(1)           Strategic Alliance Agreement dated April 30, 2008 between the Company and Cargill; and

(2)           the amendment to the Strategic Alliance Agreement dated August 8, 2008.

See “Business of the Company — Sale of Stevia and Stevia Products”.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the most recent Management Proxy Circular dated May 16, 2008 for the Company’s annual general meeting of shareholders that involves the election of directors held on June 17, 2008.  Additional financial information is provided in the Financial Statements.  A copy of these documents may be obtained upon request from the Chief Financial Officer or may be obtained from SEDAR at www.sedar.com under the company name, GLG Life Tech Corporation.

APPENDIX A

AUDIT COMMITTEE CHARTER

GLG LIFE TECH CORPORATION
(THE “COMPANY”)

The Audit Committee (the “Committee”) is a committee of the board of directors (the “Board”) of the Company.  The role of the Committee is to provide oversight of the Company’s financial management and of the design and implementation of an effective system of internal financial controls as well as to review and report to the Board on the integrity of the financial statements of the Company, its subsidiaries and associated companies.  This includes helping directors meet their responsibilities, facilitating better communication between directors and the external auditor, enhancing the independence of the external auditor, increasing the credibility and objectivity of financial reports and strengthening the role of the directors by facilitating in-depth discussions among directors, management and the external auditor.  Management is responsible for establishing and maintaining those controls, procedures and processes and the Committee is appointed by the Board to review and monitor them.  The Company’s external auditor is ultimately accountable to the Board and the Committee as representatives of the Company’s shareholders.

Duties and Responsibilities

External Auditor

•                                          To recommend to the Board, for shareholder approval, an external auditor to examine the Company’s accounts, controls and financial statements on the basis that the external auditor is accountable to the Board and the Committee as representatives of the shareholders of the Company.

•                                          To oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

•                                          To evaluate the audit services provided by the external auditor, pre-approve all audit fees and recommend to the Board, if necessary, the replacement of the external auditor.

•                                          To pre-approve any non-audit services to be provided to the Company by the external auditor and the fees for those services.

•                                          To obtain and review, at least annually, a written report by the external auditor setting out the auditor’s internal quality-control procedures, any material issues raised by the auditor’s internal quality-control reviews and the steps taken to resolve those issues.

•                                          To review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.   The Committee has adopted the following guidelines regarding the hiring of any partner, employee, reviewing tax professional or other person providing audit assurance to the external auditor of the Company on any aspect of its certification of the Company’s financial statements:

(a)                                  No member of the audit team that is auditing a business of the Company can be hired into that business or into a position to which that business reports for a period of three years after the audit;

(b)                                 No former partner or employee of the external auditor may be made an officer of the Company or any of its subsidiaries for three years following the end of the individual’s association with the external auditor;

(c)                                  The CFO must approve all office hires from the external auditor; and

(d)                                 The CFO must report annually to the Committee on any hires within these guidelines during the preceding year.

•                                          To ensure that the head audit partner assigned by the external auditor to the Company, as well as the audit partner charged with reviewing the audit of the Company, are changed at least every five years.

•                                          To review, at least annually, the relationships between the Company and the external auditor in order to establish the independence of the external auditor.

Financial Information and Reporting

•                                          To review the Company’s annual audited financial statements with the CEO and CFO and then the full Board.

•                                          To review the interim financial statements with the CEO and CFO.

•                                          To review and discuss with management and the external auditor, as appropriate:

(a)                                  The annual audited financial statements and the interim financial statements, including the accompanying management discussion and analysis; and,

(b)                                 Earnings guidance and other releases containing information taken from the Company’s financial statements prior to their release.

•                                          To review the quality and not just the acceptability of the Company’s financial reporting and accounting standards and principles and any proposed material changes to them or their application.

•                                          To review with the CFO any earnings guidance to be issued by the Company and any news release containing financial information taken from the Company’s financial statements prior to the release of the financial statements to the public.  In addition, the CFO must review with the Committee the substance of any presentations to analysts or rating agencies that contain a change in strategy or outlook.

Oversight

•                                          To review the internal audit staff functions, including:

(a)                                  The purpose, authority and organizational reporting lines;

(b)                                 The annual audit plan, budget and staffing; and

(c)                                  The appointment and compensation of the controller, if any.

•                                          To review, with the CFO and others, as appropriate, the Company’s internal system of audit controls and the results of internal audits.

•                                          To review and monitor the Company’s major financial risks and risk management policies and the steps taken by management to mitigate those risks.

•                                          To meet at least annually with management (including the CFO), the internal audit staff, and the external auditor in separate executive sessions and review issues and matters of concern respecting audits and financial reporting.

•                                          In connection with its review of the annual audited financial statements and interim financial statements, the Committee will also review the process for the CEO and CFO certifications (if required by law or regulation) with respect to the financial statements and the Company’s disclosure and internal controls, including any material deficiencies or changes in those controls.

Membership

•                                          The Committee shall consist solely of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and is otherwise “unrelated” or “independent” as required under applicable securities rules or applicable stock exchange rules.

•                                          Any member may be removed from office or replaced at any time by the Board and shall cease to be a member upon ceasing to be a director.  Each member of the Committee shall hold office until the close of the next annual meeting of shareholders of the Company or until the member ceases to be a director, resigns or is replaced, whichever first occurs.

•                                          The members of the Committee shall be entitled to receive such remuneration for acting as members of the Committee as the Board may from time to time determine.

•                                          All members of the Committee must be “financially literate” (i.e., have the ability to read and understand a set of financial statements such as a balance sheet, an income statement and a cash flow statement).

Procedures

•                                          The Board shall appoint one of the directors elected to the Committee as the Chair of the Committee (the “Chair”).  In the absence of the appointed Chair from any meeting of the Committee, the members shall elect a Chair from those in attendance to act as Chair of the meeting.

•                                          The Chair will appoint a secretary (the “Secretary”) who will keep minutes of all meetings.  The Secretary does not have to be a member of the Committee or a director and can be changed by simple notice from the Chair.

•                                          No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present or by resolution in writing signed by all the members of the Committee.  A majority of the members of the Committee shall constitute a quorum, provided that if the number of members of the Committee is an even number, one-half of the number of members plus one shall constitute a quorum.

•                                          The Committee will meet as many times as is necessary to carry out its responsibilities.   Any member of the Committee or the external auditor may call meetings.

•                                          The time and place of the meetings of the Committee, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the bylaws of the Company or otherwise determined by resolution of the Board.

•                                          The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms (including termination) of special counsel, advisors or other experts or consultants, as it deems appropriate.

•                                          The Committee shall have access to any and all books and records of the Company necessary for the execution of the Committee’s obligations and shall discuss with the CEO or the CFO such records and other matters considered appropriate.

•                                          The Committee has the authority to communicate directly with the internal and external auditors.

Reports

•                                          The Committee shall produce the following reports and provide them to the Board:

(a)                                  An annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter.  The performance evaluation should also recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee.  The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.  The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make this report; and

(b)                                 A summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting.